Exhibit 2.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 14, 2015 (the “Execution Date”), is made by and among Takumi Machinery Co., Ltd. (“Seller”), a company limited by shares incorporated under the laws of the Republic of China (the "ROC"), Liberty Diversified International, Inc., a corporation existing under the laws of the State of Minnesota, United States of America (“Shareholder”), and Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the ROC (“Buyer”).

RECITALS

A.         Seller is engaged in the business of the designing, developing, manufacturing, assembling, selling and distributing “Machine Tool Products”, as such term is defined in Section 8.1 of this Agreement (collectively, the “Business”) and Seller on the Execution Date owns all of the Assets (as defined in Section 1.1 of this Agreement) used in the conduct or operation of the Business.

B.         Seller desires to sell, transfer and assign the Assets to Buyer, and Buyer desires to purchase the Assets from Seller, upon the terms and subject to the conditions set forth in this Agreement.

C.         Buyer is an indirect subsidiary of Hurco Companies, Inc., a corporation existing under the laws of the State of Indiana, United States of America (“Hurco”). Shareholder is the primary shareholder of Seller.

D.         Concurrent with the execution of this Agreement, an Asset Purchase Agreement ("Milltronics APA") dated the Effective Date, by and among Shareholder, Milltronics Manufacturing Company, Inc., d/b/a Milltronics CNC Machines, a corporation existing under the laws of the State of Minnesota, United States of America (“Milltronics”) and Hurco USA, Inc. a corporation existing under the laws of the State of Indiana, United States of America (“Hurco USA”), a wholly owned subsidiary of Hurco, is being executed and closed. Shareholder owns all of the issued capital stock of Milltronics.

E.         Shareholder will receive substantial benefits from the consummation of the transactions contemplated by this Agreement and by the Milltronics APA, and enters into this Agreement to provide a material inducement to Buyer to enter into and consummate this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article I

Sale and Purchase of Assets;

Assumption of Certain Liabilities

1.1.     Sale and Purchase of Assets.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, free and clear of all claims, Liens, restrictions, encumbrances or security interests of any nature, all of Seller’s rights, title and interests in and to all of the rights, contracts and other assets of Seller of every kind, character and description, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, but for all purposes excepting and not including the Excluded Assets (as defined in Section 1.2 of this Agreement) (the assets to be purchased under this Agreement being referred to collectively as the “Assets”).

(b)        The Assets include, without limitation (in each case excepting only the Excluded Assets) all of the following assets of Seller:

(i)	Accounts. All trade accounts receivable that are deemed collectible in the ordinary course of business and without any expected payment delinquency (including negotiable bankers acceptances in customary form, received by Seller in the ordinary course of business and none of which having a maturity more than one (1) year after the Closing Date (the “Bankers Acceptances”)), exclusive of trade accounts receivable (i) owed by buyers resident in the Peoples Republic of China or (ii) secured by a Letter of Credit (collectively, the “Accounts” and each such account individually, an “Account”), all prepaid expenses of Seller identified on Schedule 1.1(b)(i) to this Agreement (the “Prepaid Expenses”), and all deposits and refunds to which Seller is entitled.

(ii)	Inventory. All inventory, including all raw materials, work in process and finished goods held for sale in the ordinary course of the Business (collectively, the “Inventory”), including, without limitation, the items of Inventory identified by a physical inspection immediately prior to the Execution Date, which are identified together with their respective book values on Schedule 1.1(b)(ii) to this Agreement. For the avoidance of doubt, in the event any Inventory of Seller as of the Execution Date is not specifically identified on Schedule 1.1(b)(ii), it is nonetheless part of the Inventory and included in the Assets.

(iii)	Customer Orders. All outstanding purchase orders from third parties for the purchase of any product(s) or service(s) from Seller, where such products have not yet been delivered or such services performed, whether such orders are firm or preliminary and whether such orders have been accepted by Seller, except as specifically identified as an Excluded Asset (collectively, the “Customer Orders”). The Customer Orders are identified on Schedule 1.1(b)(iii) to this Agreement.

(iv)	Equipment. All machinery and equipment and tangible goods used in the operation or conduct of the Business (other than inventory), including, but not limited to, all furniture, fixtures, machinery, equipment, computers and computer equipment, controls, vehicles, parts, tools, supplies, signage, manuals, training materials and other tangible goods used or useful or intended to be used in the operation or conduct of the Business, including any equipment leased by Seller from a third party under a lease intended as security and not a true lease, but not including any Ineligible Equipment (as defined in Section 1.2(d) of this Agreement) (collectively, the “Equipment”). The items of the Equipment that have a remaining book value on Seller’s books as of the Execution Date are identified, together with their respective remaining book values, net of depreciation, on Schedule 1.1(b)(iv) to this Agreement.

(v)	Contract Rights. All rights and interests of in and under each of the Contracts (as defined in Section 3.3(a) of this Agreement) identified on Schedule 1.1(b)(v) to this Agreement (collectively, the “Assumed Contracts”).

(vi)	Intellectual Property. All of each of the following assets (collectively, the “Intellectual Property”): (1) intellectual property; (2) trade secrets; inventions; (3) patents pending and patents; (4) trademarks and other marks, trade names, trade dress, labels and other trade rights, whether or not registered, and all rights to Seller’s legal name, business names and product names and all variations thereof, including, without limitation, all of the trademarks, marks and trade names identified on Schedule 1.1(b)(vi)(a) to this Agreement; (5) computer programs, software, including software in development, manuals and related rights (excepting only those computer programs, software and software in development identified as Excluded Assets); (6) registrations of trademarks and of other marks, registrations of trade names, URLs, internet addresses, domain names, labels or other trade rights, and applications for any such registrations; (7) copyrights, copyright registrations and applications therefor; (8) design and product specifications, product and part designs; know-how, formulae, and all other general intangibles and similar assets; (9) prepaid licenses in favor of Seller, and all software and intellectual property licenses under which Seller is licensor or licensee and which are identified on Schedule 1.1(b)(vi)(b) to this Agreement, and royalties or other agreements relating to any of the foregoing; (10) claims and causes of action relating to any of the foregoing assets identified in items (1) through (9) above, including claims and causes of action for past infringement; and all other intellectual property rights of any character or description.

(vii)	Books and Records/Goodwill. All of Seller’s goodwill and customer lists and customer records, including lists of all past, present, and prospective customers, sales, marketing and promotional materials, including artwork and collateral materials, mailing lists, marketing lists, prospect lists, (collectively, the “Goodwill Assets”); and all training manuals, training materials, and similar items; and all books, records, files, data and databases, correspondence, memoranda, notes, historical sales and purchasing books and records and related information, and all other documents or records (paper or electronic) and other evidence thereof, in each case, used in or related to the operation or conduct of the Business or to any of the Accounts, Inventory, Customer Orders, Equipment, Intellectual Property, Goodwill Assets, the Other General Intangibles, or the Lease Interests (collectively, the “Books and Records”).

(viii)	Licenses and Permits / Telephone Numbers. All assignable Permits (as defined in Section 3.15 of this Agreement) owned or held by Seller, and all rights related thereto, and all land telephone numbers (to the extent such assignment is permitted to be assigned) and cellular telephone numbers for each telephone or cellular communication line maintained or utilized by Seller in the conduct of the Business, and all of Seller’s Twitter, Facebook, LinkedIn, YouTube, and other social media accounts.

(ix)	General Intangibles. All other general intangibles of Seller (collectively, the “Other General Intangibles”).

(x)	Leases and Leasehold Interests. All leases and leasehold interests identified on Schedule 1.1(b)(x) to this Agreement (collectively, the “Lease Interests”).

1.2.     Excluded Assets.

Buyer shall not purchase, and Seller shall retain, the following assets of Seller (collectively, the “Excluded Assets”):

(a)         cash and cash equivalents;

(b)         all trade accounts receivable (i) owed by buyers resident in the Peoples Republic of China or (ii) secured by a Letter of Credit, including those described on Schedule 1.2(b);

(c)         all investments, prepaid expenses, customer orders, accounts receivable, notes receivable, deposits and refunds, capitalized software and the other intangible assets of Seller identified on Schedule 1.2(c)(i) to this Agreement, and the customer purchase orders held by Seller (which Buyer has determined are on unacceptable terms or pricing) identified on Schedule 1.2(c)(ii) to this Agreement;

(d)         all equipment identified on Schedule 1.2(d) of this Agreement (“Ineligible Equipment”);

(e)         the personal property and rights of Seller identified on Schedule 1.2(e) to this Agreement;

(f)         any tax assets or claims for refunds of Seller and all tax returns, tax refunds, and tax attributes of Seller;

(g)         all real estate, buildings and other real estate and real estate leasehold improvements owned by Seller;

(h)         Seller’s insurance policies and claims;

(i)         all accounts receivable and other amounts due to Seller from Shareholder or from Milltronics, Takumi Machinery (Kunshan) Co., Ltd., or Milltronics (Jinan) Machine Tool Co., Ltd. (collectively, the “Identified Affiliates”);

(j)         Seller’s minute books, stock records and other general corporate records, all personnel records relating to employees of Seller, e-mail correspondence from or to employees of Seller relating to their employment, compensation or benefits, all documents that constitute attorney-client privileged communications, and all other records that Seller is required by law to retain in its possession (but, as to such other records, with Buyer to be provided copies thereof upon request by Buyer from time to time);

(k)         all rights and obligations under all Contracts of Seller (including without limitation this Agreement), excepting only the Assumed Contracts, including, by way of illustration and without limitation any: (i) employment agreements, Employee Plans (as defined in Section 3.22(a)(ii) of this Agreement) or other employment related Contracts or arrangements, and (ii) Contract creating any Indebtedness (as defined in Section 8.16 (f) of this Agreement) owing by Seller; and

(l)         computer programs, software and software in development identified on Schedule 1.2(l) of this Agreement, and all accounting systems, enterprise resource planning (ERP) systems, and any other system or program that Seller uses to operate, administer, oversee, manage and/or account for the Business, including without limitation, Shareholder’s JD Edwards systems.

1.3.     Assumption of Certain Liabilities.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume only (i) Seller’s accounts payable and accrued expenses identified on Schedule 1.3(a)(i) to this Agreement, but only up to the amount shown on such Schedule for each of such accounts payable and accrued expenses (collectively, the “Assumed Payables”); and (ii) those liabilities and obligations under the Assumed Contracts identified on Schedule 1.3(a)(ii) to this Agreement and the obligations under the Assumed Contracts to the extent that such obligations are required pursuant to such Contracts to be performed after the Closing Date (collectively, the “Assumed Contract Liabilities”); and (iii) Seller’s express obligations under its standard written warranty to repair or replace products sold by Seller within eighteen (18) months prior to Closing (collectively the “Contract Warranty Obligations”); and (iv) Seller’s obligations for customer prepayments and deposits received by Seller prior to Closing and identified on Schedule 1.3(a)(iv) to this Agreement (the “Assumed Prepayment/Deposit Obligations (collectively, the Assumed Prepayment/Deposit Obligations, Contract Warranty Obligations, the Assumed Contract Liabilities and the Assumed Payables being called the “Assumed Liabilities”).

(b)         Exclusive of solely the Assumed Liabilities, all other obligations, Indebtedness, debts, Taxes, operating expenses, rents, utilities, payables and other liabilities and obligations of Seller of any kind, character or description, whether accrued, absolute, known or unknown, disclosed or undisclosed, contingent or otherwise now existing or hereafter arising (collectively, the “Excluded Liabilities”), are not and shall not be assumed by Buyer and shall be retained and fully paid, satisfied and discharged without cost to Buyer by Seller. Without limitation of the foregoing:

(i)	Buyer shall not assume any, and Seller shall retain as part of the Excluded Liabilities, all Intercompany Obligations (as defined in Section 8.16(g) of this Agreement);

(ii)	Buyer shall not assume any, and Seller shall retain as part of the Excluded Liabilities, all loans, accounts and other Indebtedness (as defined in Section 8.16(f) of this Agreement) owed by Seller, whether as obligor, guarantor or accommodation party, and whether to financial institutions, officers, members, Shareholder, Affiliates or otherwise to any other Person (as defined in Section 8.16(n) of this Agreement);

(iii)	Buyer shall not assume, and Seller shall retain as part of the Excluded Liabilities, all liabilities and obligations of Seller in respect of any Taxes (as defined in Section 3.21(a)(ii) of this Agreement);

(iv)	Buyer shall not assume, and Seller shall retain as part of the Excluded Liabilities, all liabilities and obligations under all Contracts that are not Assumed Contracts. In particular, but without limitation, Seller shall retain and will be liable, directly or indirectly, to any of the terminated Employees on or before the Closing Date for severance pay or other severance benefits, whether by policy, benefit plan, practice or Contract and Buyer will not assume any liabilities, obligations or Indebtedness now existing or hereafter arising under, or be deemed a successor company to Seller in connection with, any Employee Plan, collective bargaining agreement or other employment related arrangement to which any present or former employees of Seller is or were entitled (including any severance arrangements). Further, Buyer shall have no obligation to employ any of Seller’s employees; and

(v)	Unless specifically identified in this Agreement as part of the Assumed Liabilities, Buyer shall not assume any, and Seller shall retain as part of the Excluded Liabilities, all liabilities and obligations (whether direct or indirect, accrued or contingent, and whether now existing or hereafter arising) which arise in connection with or relate in any manner to any of the Excluded Assets.

(c)         Seller covenants to pay, discharge and satisfy fully as and when due to be paid or performed all Excluded Liabilities.

Article II

Purchase Price; Closing

2.1.     Purchase Price.

The aggregate purchase price for the sale and purchase of the Assets (the “Purchase Price”) shall be the amount calculated in accordance with the formula set forth on Schedule 2.1 to this Agreement and subject to adjustment as of the Closing Date as described on Schedule 2.1. The Purchase Price does not include the applicable value-added tax (“VAT”) payable for the sale and purchase of the Assets. Seller shall issue to Buyer the government uniform invoice(s) (“GUI”) with the amount of the Purchase Price and the VAT on the Closing Date as stipulated in Section 2.2.

2.2.     Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the “Closing”) shall take place immediately following the occurrence of a Special Shareholders Meeting of Seller (the “Special Shareholders Meeting”) to be called by Shareholder, and at which Seller’s shareholders shall consider the approval of this Agreement, including without limitation, all acts required to perform Seller’s obligations under this Agreement and related transactions contemplated in this Agreement (the “Shareholder Approval”). The Closing shall occur no later than 15 days after the Execution Date (a) at the offices of Lee and Li, 9F, No. 201, Tun Hua N. Road, Taipei 105, Taiwan, R. O. C., commencing at 11:00 A.M., Taiwan time or (b) at such other place and time as the Parties may mutually agree. The Closing shall be deemed effective as of 12:01 a.m. Taiwan time on the date the Closing occurs (the “Closing Date”).

2.3.     Closing Matters.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)	At the Closing the Seller and Buyer shall execute a Closing Statement which includes a final calculation of the Purchase Price; and Buyer shall pay to Seller the Purchase Price and the VAT, less the sum of the Escrowed Funds to be deposited in accordance with Section 2.3(a)(ii) below, and also less the aggregate sum of the Accounts Value (as defined in Section 2.3(b) of this Agreement) as of the Closing Date by wire transfer of immediately available funds in such amount to an account to be designated in writing by Seller at least two business days prior to the Closing Date.

(ii)	Seller shall deliver to Buyer such deeds, bills of sale, endorsements, general assignments, intellectual property assignments, other assignments, transfer documents and other good and sufficient instruments of conveyance and transfer (collectively, the “Related Agreements”), all in form and substance satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller’s rights, title and interests in and to the Assets simultaneously therewith and fully entitle and permit Buyer to operate and conduct the Business, and Seller will take such steps as may be necessary to place Buyer in actual possession and operating control of the Assets. Delivery of the Assets shall be made at Seller’s facilities located at No. 50, 35th Road, Taichung Ind. Park, Taichung, Taiwan 407 and Seller’s ancillary operations located at: No. 7, Lane 49, Mingde St., Xinzhuang Dist., New Taipei City and No.5, 12th Road, Taichung Ind. Park, Taichung, Taiwan 407.

(iii)	Buyer shall deliver to Seller such written undertakings, in form and substance reasonably satisfactory to Seller, whereby Buyer shall assume and agree to perform and fully satisfy the Assumed Liabilities.

(iv)	Seller and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered pursuant to Article VII of this Agreement or otherwise required pursuant to this Agreement.

(b)         “Accounts Value” means the aggregate book value of all Accounts included in the Assets (collectively, the “Included Accounts”), with no netting for Seller’s allowances for collectability. The Accounts Value portion of the Purchase Price will be paid to Seller after Closing as and if payments of Included Accounts are received in good funds by Buyer, with the gross amount collected and received by Buyer in good funds on such Accounts paid to Seller on a weekly basis (the “Weekly Payments”). Any payment of any Included Account which is made to Seller or any Affiliate of Seller after Closing shall be a credit against the Accounts Value portion of the Purchase Price and shall not be thereafter owed by Buyer (the “Collection Credit”). Buyer shall be entitled, at its sole option and with or without any cause or reason, to assign and transfer back to Seller, without recourse and without warranty other than the warranty that all payments thereon received by Buyer have been paid over to Seller and that no Liens are attached thereto which arose through Buyer, all Included Accounts that remain outstanding and unpaid in full or in part as of ninety (90) days after the Closing Date, and the total unpaid amount of such reassigned Included Accounts shall reduce automatically the unpaid Accounts Value portion of the Purchase Price owed by Buyer dollar for dollar (the “Reassigned Credit”). The balance of the Accounts Value which is outstanding one hundred ten (110) days after the Closing Date, minus all Collection Credits and minus the aggregate amount of all Weekly Payments made by Buyer to Seller pursuant to this Section 2.3(b), and minus the Reassigned Credit, shall be to be due and payable by Buyer to Seller on such date.

(c)         Reassignment of Included Accounts to Seller by Buyer pursuant to Section 2.3(b) shall be made by Buyer’s execution and delivery to Seller of an Accounts Assignment in form and substance the same as Exhibit 2.3(b) to this Agreement. Such Account Assignment shall be delivered to Seller the same as a written notice pursuant to Section 8.11 of this Agreement. With respect to all such reassigned Included Accounts, for a period extending from and after the Closing Date and the earlier of satisfaction of all customer obligations relating to such reassigned Included Accounts and December 31, 2016, Buyer will cooperate with Seller, as a part of Seller’s collection efforts after Closing, to enable Seller to utilize control pay timers which are on the products sold by Seller and the subject of such reassigned Included Accounts, so long as such disabling is lawful and permitted in the jurisdiction where the product is located.

2.4.     Allocation of Purchase Price.

The Purchase Price shall be allocated among the Assets in accordance with the allocation shown on Schedule 2.4 to this Agreement (the “Allocation Schedule”). Each Party agrees that no Party shall take a position on any income, transfer, gains or other tax return, or before any Governmental Entity charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation.

Article III

Representations and Warranties of Seller and Shareholder

Each of Seller and Shareholder hereby, jointly and severally, represent and warrant to Buyer as of the Execution Date and as of the Closing Date as follows:

3.1.     Organization and Qualification of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the ROC, and has all requisite corporate power and authority to own, lease and operate its properties and the Assets and to carry on its business as now being conducted.

3.2.     Authority of Seller.

Subject to the occurrence of the Shareholder Approval, Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to be executed and delivered by Seller pursuant to this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller, the performance of this Agreement and the Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, in each case subject to the occurrence of the Shareholder Approval. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies. Upon its execution and delivery by Seller, and subject to the occurrence of the Shareholder Approval, each Related Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies.

3.3.     No Conflict; Required Filings and Consents.

(a)         Except as set forth in Section 3.3 of the Disclosure Schedule delivered by Seller and Shareholder to Buyer on the Closing Date and immediately prior to the Closing (the “Disclosure Schedule”), and subject to the occurrence of the Shareholder Approval, the execution and delivery of this Agreement and the Related Agreements by Seller will not, and the performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or comparable charter documents of Seller), in each case as amended or restated, of Seller, (ii) conflict with or violate any Laws (as defined in Section 8.16(i) of this Agreement) applicable to Seller or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, encumbrance, security interest, mortgage, pledge, claim, option or restriction of any kind whatsoever (collectively “Liens”) on any of the Assets pursuant to, any agreement, real property lease, personal property lease, license, contract, note, mortgage, indenture, arrangement or other obligation to which Seller is a party or by which any of its properties or assets (including, without limitation, the Assets) is bound (each, a “Contract” and collectively, the “Contracts”).

(b)         Except as set forth in Section 3.3(b) of the Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements by Seller will not, and the performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether foreign or domestic (a “Governmental Entity”), or any third party.

3.4.     Authority of Shareholder.

(a)         Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Shareholder has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by Shareholder pursuant to this Agreement (collectively, the “Shareholder Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, and is enforceable against Shareholder in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies. Upon its execution and delivery by Shareholder, each Shareholder Related Agreement will constitute the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent that enforceability is limited by the laws of bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies.

(b)         Except as set forth in Section 3.4(b) of the Disclosure Schedule, the execution and delivery of this Agreement and the Shareholder Related Agreements by Shareholder will not, and the performance of this Agreement and the Shareholder Related Agreements by Shareholder and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any Laws applicable to Shareholder or by or to which any of its properties or assets is bound or subject or (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract to which Shareholder is a party or by which any of its properties or assets are bound.

(c)         Except as set forth in Section 3.4(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the Shareholder Related Agreements by Shareholder will not, and the performance by Shareholder of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity or any other Person.

3.5.     Ownership of Seller.

Shareholder is the record and beneficial owner of 19,070,522 shares of Seller, representing approximately 98.93%of the issued and outstanding shares of Seller.

3.6.     Financial Statements.

(a)         Shareholder has previously delivered to Buyer (i) Seller’s unaudited, internally prepared financial statements for the fiscal years ended May 31, 2012, 2013 and 2014, and (ii) its unaudited, internally prepared financial statements for each of the twelve months beginning June 2014 and ending May 2015 (collectively, the “Seller Financial Statements”). Each of the Seller Financial Statements (including any related notes thereto) has been prepared in accordance with GAAP accounting applied on a consistent basis throughout the periods involved and fairly and accurately presents the financial position of Seller at the respective dates indicated therein and the results of operations of Seller for the periods set forth therein.

(b)         Except as set forth in the Seller Financial Statements or Section 3.6(b) of the Disclosure Schedule, (i) Seller is not subject to any liability or obligation (whether direct or indirect, accrued, fixed, contingent or otherwise), other than current liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice, and (ii) there are no facts or circumstances of which Seller or Shareholder has Knowledge that could result in any claims against or obligations or liabilities of Seller that, alone or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.7.     Absence of Certain Changes or Events.

Except as set forth in Section 3.7 of the Disclosure Schedule, since April 1, 2015: (i) no tangible asset included in the Assets has been lost, stolen, removed, destroyed or damaged, other than the sale of Inventory sold in the ordinary course of the business of Seller; (ii) no litigation or other proceeding has been commenced by any Person seeking to prevent or restrict the consummation of the sale and purchase transactions contemplated by this Agreement; (iii) there has been no termination (by action of Seller or by resignation or death) of the employment of any employee of Seller who was receiving employment wages or salary from Seller that as of the date of such termination, on an annualized basis, was in excess of NT$3,000,000; (iv) no customer of Seller has terminated a purchase order placed with Seller or advised Seller that it is terminating doing business with Seller; (v) Seller has operated the Assets and the Business only in the ordinary and usual course of business consistent with past practice; and (vi) there has not occurred any other event, circumstance or other change that, alone or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

3.8.     Included Accounts.

All of the Included Accounts represent valid obligations arising from bona fide arms-length transactions in the ordinary course of business; Seller has received no notice from any obligor thereof challenging the validity or collectability of any such Included Accounts; and neither Seller nor Shareholder has Knowledge of any events or circumstances that would reasonably be expected to result in any such Included Accounts not being collectible in the ordinary course of business.

3.9.     Warranty of Title.

Seller owns good, merchantable and transferable title to all of the Assets, all free and clear of all Liens, all free and clear of all Liens except as disclosed on Section 3.9 of the Disclosure Schedule. Upon the sale of the Assets to Buyer pursuant to this Agreement, (a) all rights, title and interests in and to all of the Assets will pass to Buyer on the Closing Date, and (b) all of the Assumed Contracts and assignable Permits included in the Assets will be validly assigned by Seller to Buyer and, except to the extent thereafter amended by Buyer, Buyer shall have all of the rights and privileges thereunder from and after the Closing to the same extent as though Buyer were the original party thereto. Except as set forth in Section 3.9 of the Disclosure Schedule, no person has any right to assert any Lien in any amount against any of the Assets.

3.10.   Property and Equipment.

(a)         Schedule 1.1(b)(iv) of this Agreement sets forth a true, correct and complete list of each item of the Equipment included in the Assets having a remaining book value on Seller’s books as of the Execution Date, net of depreciation, of NT$1.00 or more.

(b)         Except as set forth in Section 3.10(b) of the Disclosure Schedule, all of the Equipment and other tangible assets of Seller which are part of the Assets (i) are in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and are adequate for the uses to which they are being put in the Business, (ii) together with all other Assets, constitute all of the assets and properties necessary and sufficient for the continued conduct and operation of the Business by Buyer after the Closing in the same manner as conducted by Seller prior to the Closing, other than with respect to Excluded Assets used by Seller in the Business, and (iii) to the extent still having a book value, such value is reflected on the Seller Financial Statements.

3.11.   Contracts; Leases.

(a)         Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Contracts (including, without limitation, all outstanding, unfulfilled purchase orders) to which Seller is a party or by which any of the properties or assets of Seller (including, without limitation, the Assets) are bound, other than (i) the insurance policies and Employee Plans identified in other Sections of the Disclosure Schedule, if any; (ii) Contracts involving future payments to or by Seller during any twelve-month period aggregating NT$450,000 or less and which are terminable by Seller without further liability or obligation for any or no reason on not more than 30 days’ notice.

(b)         Except as set forth in Section 3.11(b) of the Disclosure Schedule, each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any of such Assumed Contracts by Seller or, to the Knowledge of Seller, by any other party thereto. In addition, with respect to each such Assumed Contract that is a lease of real or personal property, (i) such lease creates a valid leasehold interest in all premises or property purported to be leased thereunder, (ii) Seller is in possession and quiet enjoyment of all of such premises or property and (iii) neither Seller nor, to the Knowledge of Seller or Shareholder, any other party to such lease has received notice of any violation of any applicable zoning regulation, ordinance or other Law, Order or requirement (including, without limitation, any Hazardous Materials Law (as defined in Section 3.24(a)(iii) of this Agreement)) relating to the premises or property leased thereunder.

3.12.   Related Party Arrangements.

Except as set forth in Section 3.11(a) or 3.12 of the Disclosure Schedule, no current or former director, officer or employee of Seller, Shareholder or any Affiliate of Seller or Shareholder or any such director, officer or employee, is a party to any of the Assumed Contracts, or is an Affiliate of a party (other than Seller or Shareholder) to any Assumed Contract.

3.13.   Major Dealer and Supplier Relationships.

(a)         Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of each dealer (dealer being the name used by Seller to identify its independent distributors) and each other Person to whom Seller sells goods, other than the Identified Affiliates, to which Seller either made sales of NT$7,500,000 or more during the 24-month period ended April 30, 2015 (collectively, “Major Dealers”). Except as set forth on Section 3.13(a) of the Disclosure Schedule, to the Knowledge of Seller, its relationship with each of the Major Dealers is good and: (i) since June 1, 2013, there has been no event or occurrence that has materially and adversely affected Seller’s relationship with any of the Major Dealers; (ii) since June 1, 2013, Seller has received no written notice or report that any of the Major Dealers is dissatisfied with Seller or its products or business practices; (iii) as of the Execution Date, Seller has no reason to believe that any of the Major Dealers will so terminate or materially curtail purchases from Seller; (iv) as of the Execution Date, none of the Major Dealers is delinquent or in default in the payment of any amounts owed to Seller, on account or otherwise; and (v) as of the Execution Date, none of the Major Dealers is in default under any agreement with Seller, and Seller has not taken any action to terminate its appointment as a distributor any of the Major Dealers.

(b)         Section 3.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of the fifteen (15) largest suppliers to Seller, other than the Identified Affiliates, based on gross sums paid by Seller for goods and services to such supplier during the 24-month period ended April 30, 2015 (collectively, the “Major Suppliers”). Except as set forth on Section 3.13(b) of the Disclosure Schedule, to the Knowledge of Seller and Shareholder, Seller’s relationship with each of the Major Suppliers is good and (i) there has been no event or occurrence that has materially and adversely affected Seller’s relationship with any of the Major Suppliers, (ii) Seller has received no written notice that any of the Major Suppliers is dissatisfied with Seller or business practices or has or intends to terminate or materially curtail its sales to Seller, and (iii) Seller has no reason to believe that any of the Major Suppliers will so terminate or materially curtail sales to Seller.

3.14.   Intellectual Property.

Section 3.14 of the Disclosure Schedule sets forth a true, correct and complete list of all of the Intellectual Property that is patented, registered or otherwise the subject of any filing with any Governmental Entity (other than charter documents, qualifications to do business and other similar documents filed with the secretaries of state or similar officials of any jurisdiction). Except as set forth in Section 3.14 of the Disclosure Schedule, (a) Seller is the true and lawful owner of, and owns all rights, title and interests in and to, all of the Intellectual Property, free and clear of all Liens, (b) the use and registration of the Intellectual Property do not infringe any rights of any other person and, to the Knowledge of Seller and Shareholder, are not being infringed by any other Person and (c) there is no action, suit or proceeding pending or, to the Knowledge of Seller and Shareholder, threatened, by or against Seller regarding the ownership of, or rights to sell or use, any of the Intellectual Property.

3.15.   Licenses and Permits.

Seller possesses all licenses, permits and other authorizations from Governmental Entities required by applicable provisions of laws, ordinances, rules and regulations (collectively, “Permits”), necessary for the operation of the Business as it exists on the Execution Date and through the Closing Date, all of which are identified in Section 3.15 of the Disclosure Schedule. All such Permits are in full force and effect and, upon the Closing, Buyer shall acquire all rights, title and interests in and to all Permits as shall be necessary to continue to operate the Business after the Closing Date.

3.16.   Product Warranty.

Except as disclosed in Section 3.16 of the Disclosure Schedule, the products manufactured, sold and delivered by Seller at all times prior to the Closing Date are in all material respects in conformity with all applicable contractual commitments and all express and implied warranties of Seller. None of the products sold by Seller since June 1, 2013 are subject to any guaranty, warranty, or other indemnity other than the warranties identified on Section 3.16(a) of the Disclosure Schedule. Except as disclosed on Section 3.16(b) of the Disclosure Schedule, within the past five years, no product liability claims or claims for injury or death related to any of Seller’s products have been received by Seller or, to Seller’s and Shareholder’s Knowledge, threatened against Seller. To Seller’s and Shareholder’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to a claim for product liability against Seller which could reasonably be expected to have a Material Adverse Effect.

3.17.   Inventory.

Except as set forth on Section 3.17(a) of the Disclosure Schedule, each item of the Inventory (i) conforms to the specifications and designs of Seller for such Inventory and (ii) is fit for the purposes for which such item of the Inventory is intended to be used per Seller’s applicable specifications and designs. Except as set forth on Section 3.17(b) of the Disclosure Schedule, each item of the Inventory which is a finished good is merchantable and saleable in the ordinary course of the Business, subject to customer demand to purchase such finished good.

3.18.   Compliance with Law.

Except as set forth in Section 3.18 of the Disclosure Schedule, Seller is in compliance with the terms and conditions of all of the Permits and all Laws applicable to Seller or the Business; and Seller has not received any notification that Seller or any of its business practices are in violation of any Permit or any such Law, other than any violations that would not reasonably be expected to have a Material Adverse Effect.

3.19.   Absence of Litigation.

Except as set forth in Section 3.19 of the Disclosure Schedule, to the best of Seller’s and Shareholder’s Knowledge: (i) Seller is not a party to, or subject to (or in default under any judgment, Order or decree of any Governmental Entity, or any settlement agreement), any suit, action, proceeding, claim, arbitration, mediation, conciliation, consent decree, audit, review or investigation, whether at law or in equity, before or by any Governmental Entity, or before any arbitrator (each an “Action”); and (ii) there is no Action pending or threatened against Seller or any officer, employee or director of Seller, based on their status as an officer, director or employee of Seller.

3.20.   Insurance.

(a)         Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of all liability, fire, casualty, fidelity, workers’ compensation and other insurance policies currently held by or on behalf of Seller, and a description of any self-insurance arrangements by or affecting Seller, including any reserves established thereunder. Such policies are in amounts deemed to be adequate by Seller, are sufficient for compliance with all requirements of Governmental Entities and Contracts to which Seller is subject. All such policies are in full force and effect, all premiums with respect thereto are currently paid and Seller has received no notice of cancellation or other notice that any such policy will not be renewed.

(b)         Section 3.20(b) of the Disclosure Schedule sets forth (i) for the fiscal years ended May 31, 2015, and May 31, 2014, a summary of the loss experience under each insurance policy and self-insurance arrangement of Seller (including the respective numbers and aggregate amounts of claims under each), and (ii) a description of all currently outstanding claims (including the name of the claimant, the applicable policy and the amount and brief description of the claim).

3.21.   Taxes.

(a)         As used in this Agreement:

(i)	“Audit” means any audit, assessment of Taxes, examination or other proceeding by the Ministry of Finance or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

(ii)	“Tax” or “Taxes” means all local and foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including, without limitation, all net income, gross income, gross receipts, excise, property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, employment, environmental business license fees, or other taxes, including any interest, penalties and additions imposed with respect to such amounts, in each case with respect to the income, operations or assets (including, without limitation, the Assets) of Seller.

(iii)	“Tax Returns” means all local and foreign tax returns, declarations, estimates, statements, reports, claims for refund, schedules, forms, and information returns and other documents (including any related supporting information) and any amended Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(b)         Except as set forth in Section 3.21(b) of the Disclosure Schedule, (i) Seller has filed or caused to be filed on a timely basis all Tax Returns (subject to extensions of time within which to file any Tax Return) with respect to Taxes that are or were required to be filed by Seller on or prior to the Closing Date, (ii) each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects and (ii) all Taxes have been paid on a timely basis.

(c)         Except as set forth in Section 3.21(c) of the Disclosure Schedule, (i) no Tax Return of or for Seller is currently under Audit by any taxing authority and no notice of any such Audit has been received, and (ii) no deficiencies for any Taxes owing or claimed to be owing by Seller have been proposed, asserted or assessed by any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled. The applicable statutes of limitations with respect to the assessment of Taxes against Seller have expired and Audits of Seller are closed through the period ended December 31, 2009. There are no outstanding agreements or waivers extending the statute of limitations applicable to any taxable year or Tax Return of Seller.

(d)         Except as set forth in Section 3.21(d) of the Disclosure Schedule, Seller has complied with all withholding Tax requirements and procedures and, in the case of social security, unemployment, employee payroll and withholding Taxes, has withheld amounts from its employees and, with respect to such employees, has filed all Tax Returns regarding employee income Tax withholding and social security, unemployment Taxes and all other payroll Taxes in compliance with applicable Tax withholding provisions and has made all required remittances in respect of such amounts withheld.

3.22.   Benefit Plans.

(a)         As used in this Agreement:

(i)	“Employees” means the employees or former employees of Seller.

(ii)	“Employee Plans” means any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or other incentive plan, any program, arrangement, agreement or understanding relating to or otherwise affecting the delivery of medical, dental or other health benefits to Employees, any life insurance, accident, disability, workers’ compensation, severance or separation plan, or any other employee benefit plan, including, without limitation, any Plan, and, with respect to all of the above, to which Seller contributes or is a party or is bound or under which it may have liability and under which Employees are eligible to participate or derive a benefit.

(b)         Except as disclosed in Section 3.22(b) of the Disclosure Schedule, Seller does not have, and has not had at any time, any Employee Plans.

3.23.   Labor Matters.

(a)         Section 3.23(a) of the Disclosure Schedule sets forth a true, correct and complete list of all current Employees of Seller as of the Execution Date.

(b)         Except as set forth in Section 3.23(b) of the Disclosure Schedule, Seller has complied in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours of work and occupational safety and health, including, without limitation, any such laws respecting employment discrimination, and are not engaged in any unfair labor practice as defined in the Labor Union Act or other applicable law, ordinance or regulation.

(c)         Except as set forth in Section 3.23(c) of the Disclosure Schedule, no union or labor organization claims to represent any of the Employees and neither Seller nor Shareholder has any Knowledge of any current union organizing activities among the Employees, nor does any question concerning representation exist concerning such Employees. There is no unfair labor practice charge or complaint against Seller pending or, to the Knowledge of Seller and Shareholder, threatened before the Board for Decision on the Unfair Labor Practices or any comparable central, local or foreign agency, and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to their Knowledge, threatened against or directly affecting Seller and during the past five years there has not been any such action.

(d)         Except as set forth in Section 3.23(d) of the Disclosure Schedule, Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Employees. No such agreement restricts Seller from relocating or closing any operations.

(e)         Except as set forth in Section 3.23(e) of the Disclosure Schedule, Seller is not delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such Employees.

(f)         Except as set forth in Section 3.23(f) of the Disclosure Schedule, there are no employment contracts or agreements for a specified duration, agreements providing for severance or other benefits in the event of termination, or agreements establishing a standard of just cause for dismissal between Seller and any of the current or former Employees.

(g)         Except as set forth in Section 3.23(g) of the Disclosure Schedule, there are no complaints, charges, lawsuits or other proceedings pending or, to the Knowledge of Seller and Shareholder, threatened by or before any Governmental Entity by or on behalf of any present or former Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There is no grievance or arbitration proceeding arising out of or under collective bargaining agreements or other grievance procedures pending or, to the Knowledge of Seller and Shareholder, threatened, and no claims therefor exist. Neither Seller nor Shareholder has received any notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller and no such investigation is in progress.

3.24.   Hazardous Materials / Zoning and Legal Compliance.

(a)         As used in this Agreement:

(i)	“Hazardous Materials” means any hazardous or toxic substance, material or waste which is considered as such by any Governmental Entity or is otherwise regulated or subject to liability under the laws, rules or regulations of any such jurisdiction, and includes, without limitation, any material or substance that is defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under any Hazardous Materials Law. Without limiting the generality of the foregoing, the term “Hazardous Material” includes, without limitation, any substance containing petroleum or any derivative of petroleum.

(ii)	“Hazardous Materials Laws” means (A) the Toxic Chemical Substances Control Act; (B) the Occupational Safety and Health Act; (C) Water Pollution Control Act; (D) Soil and Groundwater Pollution Remediation Act; (E) Waste Disposal Act; (F) Air Pollution Control Act; (G) regulations promulgated under any of the above statutes; and (H) any applicable central or local statute, ordinance, rule or regulation that relates to environmental conditions, human health, industrial hygiene or Hazardous Materials, in each case, as amended.

(iii)	“Real Property” means all real property currently operated, leased or subleased by Seller being commonly referred to as (A) No. 50, 35th Road, Taichung Ind. Park, Taichung, Taiwan 407, (B) No. 7, Lane 49, Mingde St., Xinzhuang Dist., New Taipei City and (C) No. 5, 12th Road, Taichung Ind. Park, Taichung, Taiwan 407, including, without limitation, the land and all buildings and improvements thereon and all easements appurtenant thereto.

(b)         Except as set forth in Section 3.24(b) of the Disclosure Schedule, neither Seller nor, to the Knowledge of Seller and Shareholder, any current or previous owner, tenant, occupant, operator or user of any Real Property, has released, discharged, or disposed of any Hazardous Materials on, under, in or about the Real Property. To the Knowledge of Seller and Shareholder, no underground tanks or underground deposits of Hazardous Materials exist or formerly existed on, under, in or about the Real Property.

(c)         Except as set forth on Section 3.24(c) of the Disclosure Schedule, Seller has and, to the Knowledge of Seller and Shareholder, any current or previous owner, tenant, occupant, operator or user of any Real Property has, kept and maintained the Real Property, including, without limitation, the groundwater on or under the Real Property, and conducted the Business in compliance with all applicable Hazardous Materials Laws, except to the extent any such non-compliance would not result in a Material Adverse Effect.

(d)         To the Knowledge of Seller and Shareholder, there are no (i) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, or contemplated or threatened pursuant to any Hazardous Materials Laws concerning or dealing with any Real Property or the Business, (ii) claims made or threatened by any third party, including any Governmental Entity, against Seller, or, to the Knowledge of Seller and Shareholder, any current or previous owner, tenant, occupant, operator or user of any Real Property, or any Real Property, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials, (iii) occurrences or conditions at any Real Property, at any other property, or associated with the Business which could give rise to any such governmental or regulatory action or third-party claim, or (iv)  occurrences or conditions at any Real Property which could subject Seller or the Real Property to any restrictions on ownership, occupancy, transferability, leasing or use of the Real Property under any Hazardous Materials Laws.

(e)         To the Knowledge of Seller and Shareholder, neither Seller nor any other Person has received notice of any violation of any applicable zoning regulation, ordinance or other Law, Order or requirement (including, without limitation, any Hazardous Materials Law) relating to the Real Property.

3.25.   No Misleading Statements.

Neither this Agreement (including the Exhibits and Schedules hereto and the Disclosure Schedule), any Related Agreement, any Shareholder Related Agreement, nor any certificate or other document delivered by Seller or Shareholder in connection herewith contains, or will contain when delivered, any untrue statement of a material fact or omits to state, or will omit to state when delivered, a material fact necessary in order to make the statements made herein or therein (or in any such Exhibit or Schedule, the Disclosure Schedule or any such certificate or other document), in light of the circumstances under which they were made, not misleading.

3.26.   Brokers.

Except as set forth in Section 3.26 of the Disclosure Schedule, no broker, finder or investment banker, including any director, officer, employee, Affiliate or associate of Seller or Shareholder, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller, Shareholder or any of their Affiliates.

3.27.   Operational Corporate Records.

Except as set forth in Section 3.27 of the Disclosure Schedule and excepting books and records which are an Excluded Asset, all books and records constituting or reflecting the operation and procedures of the Business are being sold, transferred and assigned to Buyer, including, without limitation, all such books and records that detail Seller’s timing and systems for purchases of raw material, maintaining inventory and arranging for and tracking shipping of all finished goods.

Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date as follows:

4.1.     Organization and Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of ROC, and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.     No Conflict; Required Consents and Approvals.

(a)         The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization or Operating Agreement of Buyer, (ii) conflict with or violate any central, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Contracts to which Buyer is a party or by which any of its properties or assets is bound.

(b)         The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other Governmental Entity, or any third party.

4.3.     Brokers.

No broker, finder or investment banker, including any director, officer, employee, Affiliate or associate of Buyer, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer, Hurco or any of their Affiliates.

Article V

General Covenants

5.1.     Books and Records.

On the Closing Date, Seller shall deliver to Buyer all of the Books and Records. Without limiting the foregoing, for a period not to exceed ninety (90) days after the Closing Date, Seller and Shareholder shall grant to Buyer full access to Seller’s Books and Records contained on Shareholder’s Epicor system. However, if at any time after the Closing Date, Seller or Buyer discovers any other Books and Records that have not been delivered to Buyer, Seller shall promptly deliver them to Buyer. From and after the Closing Date, Seller may retain copies of such accounting and legal records as Seller may deem reasonably necessary. Seller shall, and shall cause its representatives to, use any information retained pursuant to this Section 5.1 only for a purpose related to the transactions contemplated by this Agreement or for other legitimate business, financial and compliance purposes (e.g., preparing financial statements, tax returns, etc.), in all cases subject to Seller’s and Shareholder’s obligations under Section 8.1, and all of such information shall be and remain subject to the terms and conditions of the Confidentiality Agreement (as such term is defined in Section 8.6 of this Agreement).

5.2.     Change and Use of “Takumi” Name, Notice to Vendors.

(a)         Simultaneously with the Closing Date or as soon as practicable thereafter but no longer than one (1) week after the Closing Date, subject to the Shareholder Approval, Seller shall amend its organizational documents so as to change Seller’s corporate name to a name that does not include the word “Takumi”, "匠澤" or any variations thereof, and file as promptly as practicable after the Closing Date, in all jurisdictions where it is qualified to do business, any documents necessary to reflect such change. At any time and from time to time after the Closing Date, Seller shall execute and deliver to Buyer all consents reasonably requested by Buyer, and shall otherwise reasonably cooperate with Buyer, in order to enable Buyer to use the name “Takumi” and all variations thereof. From and after the Closing Date, Seller shall immediately cease the use of such name or all variations thereof for all business purposes whatsoever (except that such name may be referred to as a former name in any Tax or other filing required to be made with any Governmental Entity).

(b)         Simultaneously with the Closing Date or within one (1) business day thereafter, Seller and Buyer jointly shall give notice to each of Seller’s vendors of the sale of the Assets by Seller to Buyer by letter or email in the form of Exhibit 5.2(b) to this Agreement.

5.3.     Notification of Certain Matters.

Between the Execution Date and the Closing Date, Seller shall give prompt notice to Buyer of (a) the discovery by Seller of any breach by Seller or Shareholder of any of their respective representations and warranties contained herein, or of any of their covenants contained in Section 5.1 or Section 5.2 hereof; or (b) any event, circumstance or other change in the Assets or the Business, properties, results of operations, condition (financial or otherwise) or prospects of Seller that, alone or in the aggregate, has had or, so far as reasonably can be foreseen at the time of its occurrence, reasonably could be expected to have, a Material Adverse Effect. Each of Seller, Shareholder and Buyer shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

5.4.     Public Announcements.

Seller and Shareholder acknowledge that Buyer is an indirect subsidiary of Hurco, which is a public reporting company, and Hurco will be required to make public filings with the Securities and Exchange Commission following the execution of this Agreement. Except for such filings and other filings mandated by Law, prior to the Closing no Party shall issue any public announcement, report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties.

5.5.     Confidentiality.

The Parties agree that the terms of this Agreement and the amount of money paid by Buyer to Seller will not be publicized, reported or disclosed, anonymously or otherwise, directly or indirectly, in any manner or under any circumstances, via any medium, to any third parties including but not limited to, news media and newspapers; provided however, the covenants in this Section 5.5 shall not preclude reporting or disclosure of this Agreement and its terms by the Parties (i) to the Parties’ professionals who require such information in performing duties for the Parties and are under a legal duty not to disclose any client information to third parties, (ii) to the Internal Revenue Service, United States of America, and other taxing authorities with jurisdiction over Seller or Buyer or (iii) as required under applicable Law or under the rules and regulations of any national securities exchange (to the extent such Party or any of its Affiliates has any of its securities traded or identified thereon).

5.6.     Appropriate Action; Consents; Filings.

From and after the Execution Date, each of the Parties shall use its best efforts (within commercially reasonable limits) to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise, including but not limited to calling the Special Shareholders Meeting to obtain the Shareholder Approval approving the transactions contemplated hereby to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from any Governmental Entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable United States federal, state, local or foreign law; provided, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Parties and their respective advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

5.7.     Employment Matters.

(a)         On the Execution Date and up to and through the Closing Date, and at any time thereafter, in Buyer’s sole discretion, Buyer may deliver offers of employment to all or any of the Employees effective as of the Closing Date contingent upon the Closing. Among other terms to be included as part of any offers of employment, in the sole discretion of Buyer, Buyer (i) will condition offers upon an employee’s agreement to work at Buyer’s facility and (ii) will not extend seniority based on an Employee’s tenure as an employee of Seller.

(b)         Seller will terminate the employment of all of the current Employees immediately prior to Closing. Although Buyer shall be under no obligation to hire Employees previously employed by Seller, Buyer may, in its discretion, hire any or all of such employees as new employees of Buyer. Employees of Seller who are hired by Buyer are herein called “Hired Employees.” Terminated Employees of Seller to whom Buyer makes no offer of employment on the Execution Date or within five (5) business days thereafter are herein called the “Non-Offer Employees.” While Buyer has no obligation to do so, Buyer intends to extend offers of employment to no fewer than fifty (50) of the Employees for employment by Buyer in the same position and with the same base compensation, and with employment benefits believed by Buyer to be substantially the same as the value of those employment benefits previously provided by Seller to such Hired Employees immediately prior to the Execution Date.

(c)         Within 30 days after the Closing Date or earlier as may be required under any Law, Seller shall pay all of the Employees terminated by Seller at the time of or immediately prior to Closing for all vacation time and other paid time off, as applicable, to which they are entitled prior to the Closing Date. Seller shall be solely responsible to pay for all other liabilities which may exist or arise as a result of wage claims, severance claims, benefit claims, or other employment related claims of any sort of any employees of Seller with respect to all periods prior to the Closing Date.

(d)         Buyer and Seller agree that Buyer shall not be deemed a successor company to Seller in connection with any employment related arrangement or benefit plan to which the present or former employees of Seller are or were entitled (including any severance arrangements). Nothing in this Agreement shall confer upon any of the Hired Employees or former employees of Seller any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature whatsoever under or by reason of this Agreement or the consummation of the transactions contemplated by this Agreement. Buyer shall have the right, at any time and in its sole discretion, to amend or terminate any benefit plan that Buyer may make available to any Hired Employee, without the consent of any person covered thereunder to the extent permitted by the applicable Laws.

5.8.     Pre-Closing Inspection.

Prior to the Closing Date, Buyer (and its representatives) shall be permitted reasonable access to Seller’s facilities in order to inspect and confirm the existence of the Assets, including the Inventory and the Equipment (the “Pre-Closing Inspection”). Seller shall provide all reasonable cooperation with and assistance to Buyer in permitting such the Pre-Closing Inspection.

5.9.     Further Assurances.

At any time and from time to time after the Closing, Seller, at the reasonable request of Buyer and at Seller’s expense and without further consideration, shall execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order (a) more effectively to transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Assets, (b) to assist in the collection or reduction to possession of any and all of the Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect the Assets, or (c) to otherwise carry out the intents and purposes of this Agreement. In the case of rights (including, without limitation, under any Contract) which cannot be transferred effectively without the consent of another Person or Persons, Seller shall use its best efforts (within commercially reasonable limits) to obtain such consent and to assure to Buyer the benefits thereof during the respective terms thereof.

Article VI

Indemnification

6.1.     Generally.

From and after the Closing, Seller and Shareholder, jointly and severally, shall defend, indemnify and hold Buyer and Hurco and their respective successors and assigns (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) harmless from and against any and all liabilities, losses, damages, claims, demands, fines, penalties, assessments, costs or expenses (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens or other obligations of any nature whatsoever (collectively, “Losses”), incurred or suffered by Buyer or Hurco resulting from, related to, arising out of, based upon or by reason of:

(a)         any breach of or inaccuracy in any representation or warranty of Seller or Shareholder set forth in Article III of this Agreement;

(b)         any Excluded Asset or Excluded Liability (including, without limitation, any Excluded Liability that becomes, or is alleged to have become, a liability of Buyer under any doctrine of de facto merger or successor liability, or otherwise by operation of law), including without limitation failure by Seller to fully pay, satisfy and perform when due any Excluded Liability;

(c)         any failure of Seller or Shareholder to fully comply with Section 8.1 of this Agreement;

(d)         any breach or default by Seller or Shareholder of or under this Agreement (excepting only any breach or default covered by Section 6.1(a) above) or any of the Related Agreements, the Escrow Agreement, the Occupancy Agreement, the Confidentiality Agreement or any other agreement, document or instrument delivered by Seller or Shareholder to Buyer at the Closing pursuant to the terms of this Agreement;

(e)         any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising primarily from any act, omission, event or other condition, known or unknown, that occurred or existed at any time prior to the Closing with respect to any of the Assets, the Business or any of the Assumed Contracts;

(f)         any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising in connection with, based upon or related to: (i) any alleged failure of any product or service sold by Seller prior to Closing to comply with applicable state, federal or nationally recognized standards, requirements or regulations, including, as may be applicable under ASTM International; or (ii) any purported defect, non-conformity or insufficiency in any designed, assembled, manufactured or sold by Seller prior to Closing (but not including any claim for failure of Seller or Hurco to perform any Contract Warranty Obligations assumed by Buyer);

(g)         any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising in connection with, based upon or related to operation by Seller of the Business prior to the Closing or use after Closing of a pay timer by or at the direction or request of Seller to disable or otherwise impair the operation of a product purchased from Seller prior to Closing; or

(h)         the aggregate cost and expense to Buyer of performing and satisfying Seller’s Contract Warranty Obligations, as such expense is accounted for using Buyer’s standard accounting procedures for calculating and booking warranty fulfillment expense, exceeding NT$5,200,000.

Seller and Shareholder shall have no right to seek contribution from Buyer or any other Indemnified Party with respect to all or any part of their indemnification obligations hereunder, and such obligations shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by or on behalf of Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement of Seller and Shareholder.

6.2.     Certain Limitations.

(a)         Seller and Shareholder shall have no obligation under Section 6.1(a) of this Agreement until the total of all Losses covered thereunder exceed NT$4,500,000, in the aggregate, and then only to the extent such Losses exceed NT$4,500,000 (the “Threshold”); provided, however, that this Section 6.2(a) and the Threshold shall not apply to the extent any such Losses are: (i) are indemnified under Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f), Section 6.1(g) or Section 6.1(h) of this Agreement; or (ii) are incurred by virtue of or result from fraud, intentional misrepresentation or intentional breach. .

(b)         With respect to any breach of or inaccuracy in any representation or warranty set forth in of this Agreement Section 3.6, Section 3.7, Section 3.8, Section 3.10(b)(i) and (iii), Section 3.11, Section 3.12, Section 3.13, Section 3.15, Section 3.16, Section 3.17, Section 3.18, Section 3.19, Section 3.20, Section 3.21, Section 3.22, Section 3.23, Section 3.24, Section 3.25 and Section 3.27 (collectively, the “General Representations”), the aggregate indemnification obligations of Seller and Shareholder under Section 6.1(a) shall not exceed the General Representation Indemnity Cap Amount (as defined in Section 8.16 of this Agreement);provided however, that the foregoing limitation shall not apply to any Losses that may be incurred by an Indemnified Party by virtue of or result from fraud or intentional misrepresentation or intentional breach.

(c)         The indemnification obligations of Seller and Shareholder under Section 6.1(a), inclusive, shall terminate eighteen (18) months after the Closing Date; provided, however, that with respect to any claim for indemnification of Losses under Section 6.1(a) that is asserted or made on or prior to the end of the period ending eighteen (18) months after the Closing Date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; and further provided, that (i) the indemnification obligations of Seller and Shareholder with respect to any Losses that may be incurred by virtue of or result from (a) any breach by Seller and Shareholder of their respective representations, warranties, covenants or agreements set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.10(b)(ii), Section 3.14, Section 3.21 and Section 8.1 of this Agreement or in this Article VI, or (b) fraud or intentional misrepresentation or intentional breach, shall not terminate on eighteen (18) month after the Closing Date, but shall continue in full force and effect thereafter subject only to any applicable statutes of limitations and (ii) the indemnification obligations of Seller and Shareholder under Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f) and Section 6.1(g) of this Agreement shall not terminate eighteen (18) month after the Closing Date, but shall continue indefinitely. Notwithstanding any provision herein to the contrary, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from an Indemnified Party to Seller or Shareholder prior to the expiration date of the applicable survival period for such claim shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until resolved..

6.3.     Indemnification Procedures – Third-Party Claims.

(a)         Procedure for Claims. An Indemnified Party entitled to indemnification under this Article VI wishing to assert a claim for indemnification under this Article VI (a “Claim”) shall deliver to the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) a written notice (a “Claim Notice”) that (i) states in reasonable detail the facts constituting the basis for the Losses claimed, (ii) states the amount (the “Claim Amount”) of any Losses claimed by the Indemnified Party, to the extent then known, (iii) states that the Indemnified Party is entitled to indemnification under this Article VI and set forth the Indemnified Party’s explanation of the basis therefor, and (iv) includes a demand for payment in the amount of such Losses. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall, if Buyer is the Indemnified Party and has requested that the Claim Amount be paid from the Escrowed Funds, be accompanied by instructions from Seller to the Escrow Agent to pay Buyer the Claim Amount from the Escrowed Funds), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall, if Buyer is the Indemnified Party, be accompanied by instruction from Seller to the Escrow Agent to pay Buyer the Agreed Amount, to the extent acknowledged by the Indemnifying Party, from the Escrowed Funds), or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response (the “Resolution Period”), the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction.

(b)         Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to, or arising out of the initiation or assertion of any Third-Party claim, demand, suit or other proceeding (a “Third-Party Claim”) shall be subject to the following additional procedures and provisions. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit, or proceeding relating to a Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim or demand by a Third Party (a “Third-Party Claims Notice”). Such Third-Party Claims Notice shall (i) state in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim, (ii) state the sections of this Agreement with respect to which indemnification is being claimed for such Losses and that the Indemnified Party if entitled to Indemnification under this Article VI, and (iii) state the amount of the Losses being claimed. Within 20 days after delivery of such Third-Party Claims Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding, or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any action, suit, proceeding, or claim that seeks non-monetary relief or criminal penalties. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on concurring advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Losses for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one additional counsel for all Indemnified Parties. The Party controlling such defense shall (A) keep the other party advised of the status of such Third-Party Claim and the defense thereof, (B) provide the other Parties with reasonable access to all relevant information and documentation relating to the Third-Party Claim and the prosecution or defense thereof, and (C) consider recommendations made by the other Parties with respect thereto. After any assumption of the defense or prosecution of any Third-Party Claim by Seller and Shareholder, (x) they shall not be liable to the Indemnified Parties for any legal expenses thereafter incurred by them in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution, and (y) they shall have the right to control the defense and settlement (including all decisions relation to litigation, defense and appeal) of any such Third-Party Claim, provided however that: (xx) the Indemnified Parties shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party; and (yy) the Indemnifying Party shall not agree to any settlement of such Third-Party Claim that does not include a complete release of the Indemnified Parties from all liability with respect thereto or that imposes any liability or obligation on any of the Indemnified Parties. Seller and Shareholder shall have no indemnification obligations with respect to any Third-Party Claim that is settled by Buyer or any other Indemnified Party without the prior written consent of Seller and Shareholder (which consent shall not be unreasonably withheld or delayed), other than any Third-Party Claim as to which Seller and Shareholder shall not have fully, and without condition, assumed the defense or prosecution.

(c)         If, within twenty (20) days of the Seller and Shareholder’s receipt of a Third-Party Claims Notice, Seller and Shareholder have not elected to defend the Third-Party Claim, or if in the reasonable judgment of Buyer, Seller and Shareholder fail to adequately and timely defend the Third-Party Claim, the Indemnified Parties shall have the right to assume control of the defense and/or compromise of such Third-Party Claim, and the costs and expenses of such defense, including reasonable attorneys’ fees and expenses, shall be added to the Losses related to that Third-Party Claim.

(d)         Buyer, Seller and Shareholder each hereby consents to the non-exclusive jurisdiction of any court in which any Third-Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against Seller and Shareholder pursuant to this Agreement in connection with such Third-Party Claim.

6.4.     Joint and Several Obligations; Escrow Funds; Escrow Agreement; Set-Off.

(a)         All Losses incurred by Buyer or any other Indemnified Party that are subject to indemnification under this Agreement by Seller and Shareholder shall be payable by Seller and Shareholder, jointly and severally.

(b)         All Losses for breach of any General Representation which are indemnified under Section 6.1(a) of this Agreement shall be payable first from the Escrowed Funds (as defined in Section 8.16(c) of this Agreement), to the extent of such funds, and in accordance with the terms and conditions of the Escrow Agreement (as defined in Section 8.16(b) of this Agreement). All other Losses that are indemnified pursuant to Section 6.1 may be recovered by Buyer or any other Indemnified Party from the Escrowed Funds, to the extent of such funds, or at Buyer’s option, first by direct payment by Seller and Shareholder and with recourse against the Escrowed Funds for such Losses being thereafter at Buyer’s election. Neither the exercise nor the failure to exercise any of the Buyer’s rights under the Escrow Agreement shall constitute an election of remedies or limit any of the Indemnified Parties in any manner in the enforcement of any other remedies that may be available to the Indemnified Parties. Under no circumstances shall the liability of Seller and Shareholder for Losses incurred by any of the Indemnified Parties that are subject to indemnification by Seller and/or Shareholder be limited to the Escrowed Funds. The Parties acknowledge the Escrow Agreement and the Escrowed Funds held thereunder also secure and are available, pursuant to the terms of the Milltronics APA, to pay amounts owed to Hurco USA under or pursuant to the indemnifications provided to Hurco USA by Milltronics and Shareholder in the Milltronics APA.

(c)         Buyer shall not, and shall not have any right to, setoff any Loss suffered by Buyer or any Indemnified Party against any payment to be made by Buyer to Seller or Shareholder under this Agreement or any other agreement between or among the Parties.

6.5.     Losses Net of Insurance, Tax Benefits. Tax Treatment.

(a)         The amount of any Losses for which indemnification is provided under this Article VI shall be net of any amounts recovered or recoverable with commercially reasonable efforts by the Indemnified Party under insurance policies. Further, the amount of any Losses for which indemnification is provided under this Article VI shall be computed to take account of any net Tax benefit actually realized by the Indemnified Parties in the year it incurs the Losses as the result of being able to deduct the Losses for Tax purposes, if allowed by applicable Law. For purposes of the preceding sentences: (i) the amount of any Tax benefit shall be reduced to the extent the Indemnified Parties actually incurs any Tax detriment as a result of currently including an indemnification payment into income as required by applicable Tax law; and (ii) in computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Losses.

(b)         All indemnification payments made under this Article VI shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.6.     Attorneys’ Fees.

In the event any Party initiates any legal action to recover Losses or to otherwise obtain enforcement of its indemnification rights under this Article VI or to otherwise enforce this Agreement, the Party prevailing in such action shall be entitled to recover from the other Parties to such action all of such prevailing Party’s reasonable out-of-pocket expenses, including reasonable attorneys’ and paralegals’ fees, expert witness fees and expenses incurred in connection therewith. The payment of such expenses is in addition to any other relief to which such prevailing Party may be entitled. In all events, this Section 6.6 shall survive the termination of this Agreement.

6.7.     Payments Due.

Except where otherwise specifically provided in this Article VI, subject to a dispute in good faith, all payments to be made by one Party to any other Party under this Article VI shall be paid within thirty (30) days of written demand.

6.8.     Sole Remedy.

Except with respect to claims based on fraud or intentional misrepresentation by Seller or Shareholder and with respect to claims for equitable relief (including claims seeking relief for a breach or threatened breach of Sections 5.5 or 8.1), the rights of the Indemnified Parties under this Article VI the Escrow Agreement and the Shareholder Guaranty shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any breach of a representation or warranty of Seller or Shareholder or any breach of any covenant, agreement or obligation of Seller or Shareholder in this Agreement.

Article VII

Conditions to Closing

7.1.     Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the sale and purchase transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Buyer:

(a)         Representations and Warranties.     Each of the representations and warranties of Seller and Shareholder contained in this Agreement shall have been true, correct and complete in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(b)         Agreements and Covenants     Seller and Shareholder shall have performed or complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         [This subsection is reserved]

(d)         Consents and Approvals.     All filings required to be made prior to the Closing by Seller or Shareholder with, and all consents, approvals and authorizations required to be obtained by Seller or Shareholder from, any Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or in order to permit Buyer to own or operate the Assets and the Business after the Closing, shall have been made or obtained (as the case may be); and Seller or Shareholder shall have obtained the necessary consents to consummation of the transactions contemplated by this Agreement of the Persons set forth in Sections 3.3(b) and 3.4(c) of the Disclosure Schedule, in each case on terms and conditions satisfactory to Buyer.

(e)         No Order.     No litigation or other proceeding by or before any Governmental Entity shall have been instituted, and no Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restrains consummation of the transactions contemplated hereby, or that could reasonably be expected to affect Buyer’s ownership and control or rights to use or otherwise receive the benefit of any of the Assets following the Closing Date (collectively, a “Deal Order”).

(f)         Employment Agreements.    The Persons identified on Schedule 7.1(f) to this Agreement each shall have accepted employment with Buyer on terms satisfactory to Buyer.

(g)         Occupancy Agreement.    Seller shall have executed and delivered to Buyer an Occupancy Agreement in the form and substance attached as Exhibit 7.1(g) (the “Occupancy Agreement”), entitling Buyer to access, control and limited use of Seller’s factory described therein.

(h)         [Intentionally omitted.]

(i)         Shareholder and Affiliates Releases. Shareholder and any and all of Seller’s Affiliates (including the Identified Affiliates) shall have delivered unconditional releases to Buyer substantially in the form of Exhibit 7.1(i) to this Agreement releasing Buyer, Hurco and all of their respective Affiliates from all claims and causes of action related to or based upon or in any way seeking to obtain payment of any Intercompany Obligations, as such term is defined in Section 8.16(g).

(j)         Satisfaction of Seller’s Indebtedness; Releases/Release of Liens. Seller shall have satisfied all outstanding Indebtedness and obligations of Seller to all third parties. Evidence of the release and satisfaction of all Liens on the Assets shall be delivered to Buyer at or prior to Closing.

(k)         Escrow Agreement. Seller, Shareholder and Milltronics shall have executed the Escrow Agreement concurrent with the closing of the Milltronics APA and the escrow agent under the Escrow Agreement also shall have executed the Escrow Agreement.

(l)         No Material Adverse Change. From and after the Execution Date, there shall have occurred no event, circumstance or other change in the Assets or the Business that, alone or in the aggregate, has had or reasonably could be expected to have, a Material Adverse Effect.

(m)         Related Agreements. Seller shall have executed and delivered to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit 7.1(m)(i) to this Agreement, (ii) delivery of the originals and assignment of the Bankers Acceptances and other such instruments included in the Accounts which are part of the Assets, and of all applicable bills of lading and other transit documents issued to Seller for purchased Inventory in transit to Seller with respect to the Assets, and (iii) an Intellectual Property Assignment in the form of Exhibit 7.1(m)(iii) to this Agreement.

(n)         Consents. Buyer shall have received all consents, waivers or approvals from any third party with respect to the transactions contemplated in this Agreement which are required pursuant to any Contract binding on Seller or affecting the Assets or the Business.

(o)         Legal Opinion. Buyer shall have received the opinion of Tsar & Tsai, counsel to Seller and Shareholder, dated the Closing Date, addressed to Buyer and in substantially the form as Exhibit 7.1(o) to this Agreement and otherwise in form and substance reasonably satisfactory to Buyer.

(p)         Insurance. Buyer shall have received from Shareholder copies of certificates of insurance issued by the insurer or its agent certifying coverages under Shareholder’s general commercial liability insurance policies in place as of the Closing Date. All Shareholder’s general commercial liability insurance policies shall reflect Seller as a named insured.

(q)         Shareholder Guaranty. Buyer shall have received from Shareholder a guaranty which is in form and substance the same as Exhibit 7.1(q) to this Agreement (the “Shareholder Guaranty”) pursuant to which Shareholder unconditionally guarantees to Buyer the full and prompt payment or performance as applicable of all obligations of Seller under Article VI of this Agreement and as otherwise stated in the Shareholder Guaranty, together with all costs, attorneys’ fees and expenses paid or incurred by Buyer in the enforcement the Shareholder Guaranty.

(r)         Special Shareholder Meeting Resolution.    The Shareholder Approval has been obtained.

(s)         Schedules Update. Buyer shall have received from Seller updates of Schedule 1.1(b)(ii), Schedule 1.1(b)(iii) and Schedule 1.3(a), all as of the Closing Date.

7.2.     Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Seller:

(a)         Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall have been true, correct and complete in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(b)         Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Consents and Approvals. All filings required to be made prior to the Closing by Buyer with, and all consents, approvals and authorizations required to be obtained by Buyer from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be).

(d)         No Deal Order. There shall be no Deal Order.

(e)         Other Agreements. Buyer shall have executed and delivered to Seller the Escrow Agreement, the Occupancy Agreement and an agreement confirming its assumption of the Assumed Liabilities as required by Section 1.3 of this Agreement.

Article VIII

Post-Closing Covenants, Miscellaneous and General

8.1.     Non-Competition, Non-Solicitation and Non-Disparagement.

(a)         Non-Competition of Seller and Shareholder.          For a period of five (5) years after the Closing Date, each of Seller and Shareholder shall not, anywhere in any, state, province, county, territory or other geographic area in the Republic of China (commonly known as Taiwan), the People's Republic of China, United States of America, Brazil, Canada, Denmark, Egypt, England, Finland, Germany, Hungary, India, Israel, Italy, Korea, Malaysia, Netherlands, Portugal, Russia, Singapore, Slovenia, South Africa, Spain, Switzerland, Thailand or Turkey which at any time during the one year prior to the Execution Date was served or covered by or identified as the territory of a distributor, sales representative or dealer serving or representing Seller or any of Seller’s Machine Tool Products (the “Restricted Territories”), directly or indirectly (including through any Affiliate), invest in, own, manage, conduct, operate, finance, control, advise, render services to, provide financial assistance to or guarantee the obligations or any Person engaged in or planning to become engaged in a Competing Business; provided, however, that each of Seller and Shareholder may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are identified on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As used in this Agreement: (i) the term “Competing Business” means, collectively, the designing, manufacturing, assembling, distribution, servicing and/or sale (whether at wholesale, retail or otherwise) of any Machine Tool Products; and (ii) the term “Machine Tool Products” means collectively, the following products, whether new or used: Computer Numerical Control (CNC) milling machines and machining centers (including linear way machining centers, inline spindle machining centers, twin table machining centers, solid way machining centers, horizontal boring mills, bridge mills, quill head bed mills, linear rail bed mills, solid head type bed mills and vertical machining centers) and turning centers and lathes (with or without CNC operation, and including without limitation tool room lathes, slant bed lathes and combination lathes), CNC controls, and related accessories and peripheral equipment.

(b)         No Competing Sales.  For a period of five (5) years after the Closing Date, each of Seller and Shareholder and each of their respective Affiliates shall not, directly or indirectly, either alone or in conjunction with any other Person, provide, sell, market or endeavor to provide, sell or market any Machine Tool Products to any of Seller’s customers located within the Restricted Territories to which Seller sold a product or services within the three (3) years prior to the Closing Date, or otherwise solicit or communicate with any such customers for the purpose of selling or providing any Machine Tool Products.

(c)         Non-Solicitation. For a period of five (5) years after the Closing Date, each of Seller and Shareholder and their respective Affiliates shall not, directly or indirectly, either alone or in conjunction with any other Person (i) sell or solicit sales of any Machine Tool Products to any Person who was at any time prior to the Closing a customer of Seller, or thereafter, a customer of Buyer in any of the Restricted Territories, (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation (A) of Seller on the Closing Date or within the year immediately preceding the Closing Date, or (B) of Buyer after the Closing Date, to cease doing business with Buyer after the Closing Date, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer, or (iii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer, or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(d)         Nondisparagement. After the Closing, Seller and Shareholder and their respective Affiliates will not disparage Buyer or any of its Affiliates or its employees or agents.

(e)         No Employee “Poaching”; Liquidated Damages Due To Buyer.

(i)	For a period of five (5) years after the Closing Date, each of Seller, Shareholder, and their respective Affiliates shall not, directly or indirectly, either alone or in conjunction with any other Person, solicit, recruit, hire, employ, attempt to hire or employ, or assist any Person in the recruitment or hiring of, any person who is an employee of Buyer or Hurco, or otherwise urge, induce or seek to induce any Person to terminate his/her employment with Buyer or Hurco, specifically including, without limitation, those employees of Seller who become employed by Buyer or Hurco within ten (10) days following the Closing Date. Notwithstanding the foregoing, Buyer agrees and consents that Shareholder and its Affiliates may offer employment four (4) business day after the Closing Date or any time thereafter solely to the Non-Offer Employees.

(ii)	In the event any of Seller, Shareholder, or their respective Affiliates, hires or employs, or assists any Person in the hiring or employment of, any employee of Buyer in violation of the restrictions set forth in Section 8.1(e)(i) of this Agreement, or otherwise engages in any conduct that violates Section 8.1(e)(i) which results in an employee terminating his/her employment with Buyer or Hurco (each such incident an "Employee Loss Breach"), then, with respect to each such Employee Loss Breach, Seller and Shareholder, jointly and severally, shall be liable to Buyer and shall pay to Buyer liquidated damages in an amount equal to fifty percent (50%) of such terminating employee's total compensation for the twelve (12) months immediately preceding such employee's termination of employment (or, if such terminating employee was employed by Buyer or Hurco for less than all of the preceding twelve (12) months, an amount equal to fifty percent (50%) of such employee's salary or compensation rate, calculated on an annualized basis, at the time of the termination of such employee's employment with the Buyer or Hurco). Such liquidated damages shall be due and payable immediately upon the occurrence of such Employee Loss Breach. Buyer, Seller, and Shareholder agree (i) that the damages resulting from an Employee Loss Breach would be difficult to quantify with precise measurement, (ii) that the foregoing liquidated damages are a reasonable estimate of the damages Buyer (and Hurco) would incur as a result of an Employee Loss Breach and (iii) that such liquidated damages do not, and are not intended to, constitute a penalty. Buyer’s pursuit and/or recovery of liquidated damages shall not affect Buyer’s rights to seek and obtain equitable or injunctive relief, and Seller and Shareholder agree that such remedies are cumulative.

(f)         Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 8.1(a) through (e) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 8.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 8.1 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and to prevent any unfair advantage conferred on Seller.

(g)         Reasonableness of Restrictive Covenants. Seller and Shareholder agree that the terms of this Section 8.1 are reasonable with respect to their duration, geographical area and scope, that money damages would not be a sufficient remedy for any breach of the terms of this Section 8.1 and that, in addition to all other remedies available hereunder or otherwise, Buyer shall be entitled to equitable relief, including temporary and permanent injunctive relief (without any requirement to post any bond or other security), in the event of any such breach, and that neither Seller nor Shareholder shall oppose the granting of such relief. In the event of any breach of any covenant set forth in this Section 8.1, the term of such covenant will be extended by the period of the duration of such breach.

(h)         Construction of Section 8.1 Covenants. All of the covenants in this Section 8.1 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between or among any of the Parties, and the existence of any claim or cause of action by any Party against any other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section 8.1, and no material or other breach of any contractual or legal duty by any Party shall be held sufficient to excuse or terminate any Party’s obligations under this Section 8.1 or to preclude Buyer from obtaining injunctive relief as aforesaid.

8.2.     Payment of Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

8.3.     Continued Existence of Seller.

Neither Seller nor Shareholder shall take any action to dissolve or otherwise permit the occurrence of the dissolution or cessation of existence of the corporate status of Seller for a period of at least three (3) years after the Closing Date.

8.4.     Shareholder Continued Maintenance of Insurance with Seller as “Named Insured.”

For the period of the first three (3) years after the Closing Date, Shareholder shall maintain at its expense, without reduction of the coverage amounts or increases in retained liabilities or claim deductibles, Shareholder’s general commercial liability insurance policies and coverages as existing on the Closing Date, including but not limited to, products and completed operations policies and coverages, and Seller shall continue to be a named insured on all such policies.

8.5.     Survival.

The representations and warranties of Seller and Shareholder set forth in Article III of this Agreement and the representations and warranties of Buyer set forth in Article IV of this Agreement shall survive the Closing as set forth in Article VI hereof. The agreements of the Parties contained in Articles I, II, V, VI and this Article VIII shall survive the Closing until the expiration of the respective periods specified therein or, if none is specified, indefinitely. The agreements of the Parties contained in Section 5.5 of this Agreement and this Article VIII shall survive any termination of this Agreement.

8.6.     Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto and the Disclosure Schedule), the Related Agreements, the Shareholder Guaranty, the Escrow Agreement, the Occupancy Agreement, the Releases, the Confidentiality Agreement executed by and between Buyer, Seller and Shareholder concurrently with the execution of this Agreement (the “Confidentiality Agreement”), and any other agreement or document which is required to be executed and delivered by a Party in connection with the Closing of this Agreement constitute the entire agreement, and supersede all other agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof, and shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the Parties

8.7.     Mutual Drafting.

The Parties to this Agreement are sophisticated and have been represented by attorneys throughout the negotiation of the transactions contemplated hereby and in the drafting and negotiation of this Agreement, which has been negotiated at arms-length. As a consequence, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement, the Related Agreements, the Occupancy Agreement, the Shareholder Guaranty, or any of the other agreements or documents executed in connection herewith, and therefore waive their effects.

8.8.     Captions.

The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.9.     Severability.

If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

8.10.   Modification or Amendment.

The Parties may modify or amend this Agreement at any time, only by a written instrument duly executed and delivered by each Party.

8.11.   Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the Parties at the following addresses:

If to Buyer:	Hurco Manufacturing Limited
No.899, Sec. 2, Zhongshan Rd.
Dajia Dist., Taichung City
437, Taiwan (R.O.C.)
Attention: Chairman

with a copy to:	Faegre Baker Daniels LLP
600 East 96th Street
Suite 600
Indianapolis, IN 46240
Attention: Stephen A. Claffey and Wendy W. Ponader

If to Seller:	Takumi Machinery Co., Ltd.
c/o Liberty Diversified International, Inc.
5600 North Highway 169
Minneapolis MN 55428
Attention: General Counsel

with a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: Ann M. Ladd and Christopher J. Melsha

If to Shareholder:	Liberty Diversified International, Inc.
5600 North Highway 169
Minneapolis MN 55428
Attention: President

with a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: Ann M. Ladd and Christopher J. Melsha

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

8.12.   Transfer Taxes.

Excluding VAT, any transfer and sales taxes incurred or triggered on account of the transactions contemplated by this Agreement shall be deemed incurred by and shall be the sole obligation to pay of Seller.

8.13.   Failure or Delay Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.14.   Counterparts.

This Agreement may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8.15.   Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the ROC, without regard to the conflicts of laws principles thereof.

8.16.   Other Definitions.

For the purposes of this Agreement,

(a)         “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person.

(b)         “Escrow Agreement” means the Escrow Agreement as defined in and required under the Milltronics APA, executed on the Execution Date by and among Milltronics, Hurco USA, Shareholder, Seller and Buyer and the Escrow Agent identified therein.

(c)         “Escrowed Funds” means the amount of $1,700,000 U.S. being held pursuant to the Escrow Agreement to secure the payment and performance of obligations of Seller and Shareholder under this Agreement and the Related Agreements, as well as the payment and performance of obligations by Milltronics and Shareholder under the Milltronics APA and its “Related Agreements” (as such term is defined in the Milltronics APA), all in accordance with the terms of the Escrow Agreement.

(d)         “GAAP” means the generally accepted accounting principles in the ROC, including the standards, conventions, and rules accountants in the ROC follow in recording and summarizing, and in the preparation of financial statements for corporations located in the ROC.

(e)         “General Representation Indemnity Cap Amount” means the sum of NT$174,375 plus the Milltronics APA Unclaimed Indemnity Amount (converted to NT$).

(f)         “Indebtedness” means, as to any Person at any date, without regard to whether matured or unmatured, absolute or contingent, recourse or non-recourse: (i) all obligations of such Person for borrowed money or for open account or inter-company advances; and (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments. For the avoidance of doubt, the Indebtedness of any Person shall not include the Indebtedness of such Person’s subsidiaries and/or Affiliates.

(g)         “Intercompany Obligations” means each and every Indebtedness, liability and obligation of Seller to Shareholder or any Affiliate of Seller or Shareholder, whether now existing or hereafter arising, and whether matured or unmatured, absolute or contingent.

(h)         “Knowledge” means, with respect to Seller or Shareholder, as applicable, the actual knowledge of any director, officer, controller, general counsel or any other attorney employee of such Party and, in the case of Seller, also including its general manager or controller, and the knowledge that any of such Persons would have after reasonable or due inquiry.

(i)         “Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law of the United States, laws of the ROC, and law of any foreign jurisdictions.

(j)         “Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that, when considered individually or in the aggregate, is, or is likely to be, materially adverse to (i) the Business, the Assets, or the results of operations, condition (financial or otherwise) or prospects of Seller, taken as a whole; (ii) with respect to a Party other than Seller, the business, financial condition or results of operations of a Party, taken as a whole or (iii) the ability of a Party to perform its obligations under this Agreement or any Related Agreement or to consummate the transactions contemplated herein or therein; provided that “Material Adverse Effect” will not include the effect of any circumstance, change, development, event, or state of facts arising out of the following: (A) general business or economic conditions, including such conditions related to the business of a Party which such conditions do not disproportionately impact such business as compared to other entities engaged in such business, (B) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, or other force majeure events occurring after the date hereof, or (C) any changes in applicable laws or GAAP.

(k)         “Milltronics APA Unclaimed Indemnity Amount” means the amount in U.S. Dollars of the General Representation Indemnity Cap Amount established under Section 8.17(e) of the Milltronics APA minus the amount of all indemnification payments made by Milltronics or Shareholder to Hurco USA or Hurco under Article VI of the Milltronics APA by reason of any breach of or inaccuracy in any of the “General Representations” (as that term is defined in the Milltronics APA).

(l)         “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(m)         “Party” means each of Seller, Shareholder and Buyer, who may collectively be referred to as the “Parties”.

(n)         “Person” means any natural person, corporation, partnership, limited liability company, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

(o)         “Third Party” means a Person other than any Party or an Affiliate of any Party.

Article IX

Termination

9.1.     Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)         by mutual written consent of Seller and Buyer;

(b)         by Seller, on the one hand, or Buyer on the other hand, if the Closing shall not have occurred within seventeen [17] days after the Execution Date for any reason other than a breach of this Agreement by the terminating Party;

(c)         by Buyer, if there shall have been any material breach by Seller or Shareholder of any of their representations, warranties, covenants and agreements set forth in this Agreement, which breach shall have, in the reasonable judgment of Buyer, rendered impossible the fulfillment of any of the conditions set forth in Section 7.1 hereof; or

(d)         by Seller, if there shall have been any material breach by Buyer of any of its representations, warranties, covenants and agreements set forth in this Agreement, which breach shall have, in the reasonable judgment of Seller, rendered impossible the fulfillment of the conditions set forth in Section 7.2 hereof.

9.2.     Procedure and Effect of Termination.

(a)         In the event of termination of this Agreement pursuant to this Article IX, the terminating Party shall forthwith give written notice thereof to the other Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties.

(b)         If this Agreement is terminated as provided herein, no Party shall have any liability or further obligation hereunder to any other Party, except as provided in Section 8.6 and except that such termination and nothing herein will relieve any Party from liability for any breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of each of the Parties as of the date first written above.

TAKUMI MACHINERY CO., LTD.

By:	/s/ Byron Wieberdink

Title: Chairman

LIBERTY DIVERSIFIED INTERNATIONAL, INC.

By:	/s/ Byron Wieberdink

Title: Vice-President & Chief Financial Officer

HURCO MANUFACTURING LIMITED

By:	/s/ Sonja K. McClelland

Title: Director

Schedule 2.1

To Asset Purchase Agreement

The Purchase Price (exclusive of VAT) is calculated as the sum of the following

(a) NT$2,958,422 (being the total book value of all Eligible Equipment (net of depreciation and other booked write downs) included in the Assets), plus

(b) NT$194,928,914 (being 80 % of the book value of all Inventory included in the Assets (net of all booked reserves and write downs thereon), and after taking such percentage reduction); plus

(c) NT$2,597,483 (being the total book value of all Prepaid Expenses included in the Assets); plus

(d) NT$17,935,420 (being the Accounts Value, minus the total amount of payments received by Seller on Included Accounts on and after the Execution Date and through the Closing Date, if different); minus

(e) NT$54,064,986 (being the book value of the Assumed Payables); and minus

(f) NT$11,091,826 (being the amount as of the Execution Date of the Assumed Deposit/Prepayment Obligations); and minus

(g) NT$5,200,000 (being an amount established by Buyer and Seller to offset future costs projected to be incurred by Buyer honoring and satisfying Contract Warranty Obligation of Seller).

The Parties acknowledge that the values contained in the foregoing formula (the “Estimated Values”) are based upon Seller’s estimated book values of the Assets as of June 30, 2015, determined in accordance with GAAP and consistent with the Seller Financial Statements. At the Closing, the Parties understand and agree that the Estimated Values shall be adjusted in order to calculate a final Purchase Price in accordance with the foregoing formula (1) based upon changes in the book values of the Assets resulting from the conduct of Seller’s business following the Execution Date or corrections of errors in the Estimated Values, in each case determined as of the Closing Date in accordance with GAAP and consistent with the Seller Financial Statements and (2) subject to Seller’s physical inspection and inventory.

Exhibit 2.3(b)

ACCOUNTS ASSIGNMENT

This Accounts Assignment (this “Assignment”) is made by and between Hurco Manufacturing Limited (“Assignor”), a company limited by shares incorporated under the laws of the Republic of China (the "ROC") and Takumi Machinery Co., Ltd., a company limited by shares incorporated under the laws of the ROC (“Assignee”).

RECITALS

WHEREAS, Assignor and Assignee, together with Liberty Diversified International, Inc., a Minnesota corporation (“LDI”), are parties to an Asset Purchase Agreement dated __________ ___, 2015 (the “Agreement”); and

WHEREAS, after ninety (90) days after the Closing Date under the Agreement, the Agreement entitles Assignor to assign and transfer back to Assignee on terms specified in the Agreement, all Included Accounts that remain outstanding and unpaid in full or in part as of ninety (90) days after the Closing Date; and

WHEREAS, subject to the terms of this Assignment, Assignor wishes to assign and transfer back to Assignee the Included Accounts listed on Schedule 1 to this Assignment and Assignee wishes to accept the assignment and transfer to Assignee of the Included Accounts listed on Schedule 1 to this Assignment.

ASSIGNMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in the Agreement unless otherwise defined herein or in the recitals hereto.

2. Assignment. Assignor hereby ASSIGNS, TRANSFERS and CONVEYS WITHOUT RECOURSE to Assignor, its successors and assigns, all of Assignor’s right, title and interest in and to each and all of the Included Accounts listed on Schedule 1 to this Assignment (collectively, the “Assigned Accounts”); provided however, that Assignee by its acceptance hereof agrees that such sale, assignment and transfer is "AS IS," WHERE IS," "WITH ALL FAULTS" AND WITHOUT RECOURSE AND WITHOUT REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THE AGREEMENT. Assignee hereby accepts the ASSIGNMENT, TRANSFER and CONVEYANCE of the Assigned Accounts.

3. Assignee represents to Assignor that Assignee is the owner and holder of the Assigned Accounts and is fully authorized and empowered to enter into this Assignment.

4. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

5. Governing Law. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE ROC, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Signature Page Follows

Exhibit 2.3(b)

IN WITNESS WHEREOF, Assignor has executed and delivered this Assignment by its duly authorized agent as of the ____ day of _____________, 2015.

“Assignor”

HURCO MANUFACTURING LIMITED

By: ________________________________

Title: ______________________________

Accepted as of this ____ day of __________, 2015.

“Assignee”

TAKUMI MACHINERY CO., LTD.

By: ________________________________

Title: ______________________________

Exhibit 5.2(b)

_______________, 2015

Subject: Announcement to our Valued Vendors and future partners

Hurco Companies, Inc., (Hurco), a leader in the development and manufacture of machine tools with integrated control technologies for the worldwide metal cutting market, made a strategic acquisition through a wholly-owned subsidiary, Hurco Manufacturing Limited (HML), on _____________, 2015 by acquiring the assets, business and operations of Takumi Machinery Co., Ltd. HML is moving the Takumi operations to existing HML facilities Taichung City, Taiwan. We believe it is important to share this news with you so that we can continue to work together to grow our global business.

In addition, Hurco announced last month through a wholly-owned subsidiary, it has acquired the assets of Milltronics Manufacturing Company, Inc. d/b/a Milltronics CNC Machines (MMC), including MMC’s business, technology, goodwill and operating assets. Milltronics USA operates at in Waconia, Minnesota.

About Hurco:

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan (Hurco Manufacturing Ltd.,), Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Gregory S. Volovic
President
Hurco Companies Inc.

Exhibit 7.1 (g)

Access and Storage Agreement

This Access and Storage Agreement (this "Agreement"), dated as of _________ ___, 2015 (the “Effective Date”), is made by and between Takumi Machinery Co., Ltd. ("Takumi Taiwan"), a company limited by shares incorporated under the laws of the Republic of China (the "ROC") and Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the ROC ("HML"; Takumi Taiwan and HML are referred to together as the "Parties" and individually as a "Party").

The Parties agree to the following terms:

Section 1. Term of the Agreement. Pursuant to a definitive Asset Purchase Agreement dated and made the same date as this Agreement, among HML, Liberty Diversified International, Inc. and Takumi Taiwan ("Takumi APA"), pursuant to which HML is purchasing a substantial portion of Takumi-Taiwan’s assets and goodwill, Takumi Taiwan hereby agrees to provide HML with access to and use of Takumi Taiwan's two separate factory and office buildings and premises located at No.50, Gongyequ 35th Rd., Xitun Dist., Taichung City, Taiwan, ROC and at No.5, Gongyequ 12th Rd., Xitun Dist., Taichung City, Taiwan, ROC (the "Premises"), for a period of 180 days beginning on the Effective Date (the "Term"). HML has the option to early terminate the Term any time by giving Takumi Taiwan a 7-day prior written notice. As used in this Agreement, the term “Purchased Assets” means the equipment, inventory and other personal property purchased by HML from Takumi Taiwan pursuant to the Takumi APA.

Section 2. Charge. The charge (the "Charge") for HML's Permitted Uses of the Premises shall be free for the first 90 days of the Term. Thereafter, for the second 90 days of the Term, the Charge shall be NT$3,510,000 (value-added tax inclusive), which shall be payable in three equal installments of NT$1,171,000 on each of the 91st, 121st and 151st days of the Term against the government uniform invoice to be issued by Takumi Taiwan to HML. In the event HML exercises its option under Section 1, above, to early terminate the Term, then Takumi Taiwan shall promptly refund that portion of any previously paid Charge for the number of unused days (with the refund being in the amount of NT$39,000 for each unised day).

Secrion 3. Takumi Taiwan's warranties. Takumi Taiwan warrants that it has the legal title to the Premises and the right to enter into this Agreement and to allow the Permitted Uses the Premises by HML during the Term pursuant to the terms and conditions hereof. Takumi Taiwan also warrants that Permitted Uses of the Premises will not violate any applicable laws and regulations applicable to the Premises. The Parties agree that Article VI of the Takumi APA shall apply if the warranty made by Takumi Taiwan hereunder is breached during the Term.

Secrion 4. Use of Premises. HML shall have the right to use the Premises during the Term solely for the purposes of storing, dismantling, packing for shipment and removing to a facility of HML the Purchased Assets (such uses being referred to as the “Permitted Uses”). Takumi Taiwan agrees to render any and all assistance reasonably requested by HML during the Term to facilitate access to and Permitted Uses of the Premises by HML. HML may restrict access to storage and factory floor areas where Purchased Assets are stored, change locks (with Takumi Taiwan being given keys) and otherwise secure the Premises with a security employee and take such other actions as are reasonably required to prevent persons and entities other than HML and Office Persons from accessing the Premises during the Term; provided, that nothing herein shall restrict or limit Takumi Taiwan’s right to access and use the Premises for any reason that does not interfere with the Permitted Uses.

Section 5. Premises Repairs. Takumi Taiwan shall be responsible for any repairs to the Premises and the facilities therein, caused by (a) natural forces such as typhoon, earthquake and fire, (B) any incident beyond HML's control, or (c) the normal wear and tear of the Premises. HML shall be responsible for any repairs to the Premises and the facilities therein resulting from damage caused by its exercise of the Permitted Uses, including without limitation to repair damage resulting from HML’s removal of the Purchased Assets from the Premises.

Whenever the Premises or any essential part thereof shall be destroyed by typhoon, fire, earthquake, war, civil disturbance, or their casualty and as a result, the Premises become unusable for the purpose of the use as contemplated hereby, this Agreement shall immediately be terminated and Takumi Taiwan will exert the best efforts and any and all necessary assistance to assist HML in moving all the Purchased Assets from the Premises to a place designated by HML at the cost of HML, and all the prepaid and unused Charge, if any, shall be refunded to HML promptly. In case of partial destruction or damage, this Agreement shall be terminated at the option of HML upon giving Takumi Taiwan a written notice within fifteen days after such fire or other casualty, and all the prepaid and unused Charge, if any, shall be refunded to HML promptly.

Section 6. Improvements to the Premises. During the Term of this Agreement, HML agrees not to make any alteration or improvement to the Premises without the prior consent of Takumi Taiwan.

Section 7. Utilities and Taxes. The telephone, electricity, water and gas bills for utility services delivered to the Premises during the Term are to be paid by HML. Takumi Taiwan accepts full and sole responsibility for the payment of all taxes and any other charges which are or may be assessed by the taxing authority therein or thereof against the property of which the Premises form a part.

Section 8. Insurance. During the Term of this Agreement, Takumi Taiwan shall purchase and maintain adequate insurance to cover the Premises and its own exposure at its own expense, and HML may purchase adequate insurance to cover the Purchased Assets and its own exposure at HML’s expense. Takumi Taiwan releases and waives all claims, actions and demands against HML for damages or losses to the Premises to the extent such damages or losses would be or are covered by policies of insurance available to Takumi Taiwan and the deductibles thereunder, regardless of whether such policies of insurance are purchased and maintained by Takumi Taiwan.

Section 9. Title transfer or encumbrance of the Premises. In order to secure HML's right of access to and Permitted Uses of the Premises, Takumi Taiwan agrees not to sell, transfer, mortgage, or create any other encumbrances of all or part of the Premises, except for those having been in existence before the Effective Date, and shall take any and all measure in order not to interrupt or interfere with or permit any third party to interfere or interrupt HML's access to and Permitted Uses of the Premises during the Term.

Section 10. Return of the Premises. HML shall remove all the Purchased Assets from the Premises and surrender possession of the Premises to Takumi Taiwan upon the expiration of the Term.

Section 11. Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the ROC. Any dispute, controversy, difference or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration referred to the Chinese Arbitration Association, Taipei in accordance with the ROC Arbitration Act and the Arbitration Rules of the Association. The place of arbitration shall be in Taiwan. The language of arbitration shall be English. The arbitral award shall be final and binding upon both parties.

Section 12. Entire Agreement. This Agreement is the entire agreement and supersedes all prior agreements and understandings, written or oral, between the Parties with respect to the subject matter of this Agreement.

Section 13. Amendment. This Agreement may not be amended, modified, or changed in any respect without the approval and written consent of the Parties.

Section 14. Waiver. None of the terms of this Agreement shall be deemed to have been waived by any Party, unless such waiver is in writing and signed by that Party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any covenant or agreement in this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived or of any other provision of this Agreement.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if either Party had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the day and year first written above.

HURCO MANUFACTURING LIMITED

By: ____________________________________

Printed: _________________________________

Title: ___________________________________

TAKUMI MACHINERY CO., LTD.

By: ____________________________________

Printed: _________________________________

Title: ___________________________________

Signature Page to Access and Storage Agreement

Exhibit 7.1 (i)

WAIVER AND RELEASE

THIS WAIVER AND RELEASE, dated as of ___________ ___, 2015 (the “Release”), is made by Liberty Diversified International, Inc., a Minnesota Corporation (“LDI”), Milltronics Manufacturing Company, Inc., d/b/a Milltronics CNC Machines, a corporation existing under the laws of the State of Minnesota, United States of America (“Milltronics”), Takumi Machinery (Kunshan) Co., Ltd., a company incorporated in the People’s Republic of China (“Takumi-Kunshan”) and Milltronics (Jinan) Machine Tool Co., Ltd., a company incorporated in the People’s Republic of China (“Milltronics-Jinan” and together with LDI, Milltronics and Takumi-Kunshan, the “Releasors”), in favor of Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the Republic of China (“Buyer”), and Hurco Companies, Inc., an Indiana corporation (“Hurco”).

WITNESSETH THAT:

WHEREAS, LDI, Buyer and Takumi Machinery Co., Ltd., a company limited by shares incorporated under the laws of the Republic of China (“Seller”), are parties to an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Buyer is purchasing certain assets of Seller;

WHEREAS, LDI is the record and beneficial owner of 19,070,522 shares of Seller, representing approximately 98.93% of the issued and outstanding shares of Seller;

WHEREAS, Milltronics, Takumi-Kunshan and Milltronics-Jinan are Affiliates (as such term is defined in the Purchase Agreement) of Seller;

WHEREAS, it is a condition to Buyer consummating the transactions contemplated by the Purchase Agreement (such consummation being called the “Closing”) that Buyer and Hurco receive this Release; and

WHEREAS, Releasors are receiving material benefits from the Closing and are therefore willing to execute and deliver this Release, and Buyer is relying on this Release in proceeding with the consummation of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, to induce Buyer to undertake the Closing, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Releasors hereby agree as follows:

1. Terms of Release. Releasors, for themselves and their respective affiliates, members, managers, officers, successors, agents, legal representatives and assigns (collectively, the “Releasing Parties”), irrevocably and unconditionally release and waive all claims, liabilities, obligations and causes of action of any nature whatsoever, known or unknown, suspected or unsuspected, liquidated or unliquidated, that any of them has or may have or might hereafter have or assert following the Closing against all or any of Buyer, Hurco and their respective Affiliates (collectively, the “Released Parties”) arising out of, related to, or in any way connected with or based upon, or in any way seeking to obtain payment of, any Intercompany Obligations owed or purported to be owed to all or any of Releasors (the “Released Claims”). The Released Claims include, without limiting in any respect the generality of the term, all claims based on the theory that any of the Released Parties assumed any of the Intercompany Obligations or is a successor to the liability of Seller thereon. The Releasing Parties will not pursue (in any legal, equitable or other action) any of the Released Parties for any Released Claims. The release and waiver granted to the Released Parties in this Section 1 does not in any respect release, waive, extinguish, alter or affect the liability and obligations of Seller to the Releasing Parties for the payment and satisfaction of any Intercompany Obligations. As used in this Section 1, the terms “Intercompany Obligations” and “Affiliates” shall have the meanings ascribed to them respectively in the Purchase Agreement.

Exhibit 7.1 (i)

2. Representations and Warranties. RELEASORS REPRESENT, WARRANT AND ACKNOWLEDGE THAT THEY HAVE READ THIS RELEASE; THAT THEY HAVE SOUGHT THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS RELEASE; THAT COUNSEL HAS FULLY EXPLAINED EACH AND EVERY PROVISION OF THIS RELEASE; THAT THEY FULLY UNDERSTAND EACH AND EVERY PROVISION OF THIS RELEASE; THAT THEY HAVE NOT RELIED UPON REPRESENTATIONS OR STATEMENTS MADE BY ANY RELEASED PARTY OR ANY RELEASED PARTY'S AGENTS, REPRESENTATIVES, OR ATTORNEYS WITH REGARD TO THE SUBJECT MATTER, BASIS OR EFFECT OF THIS RELEASE; AND, THAT THEY HAVE VOLUNTARILY EXECUTED THIS RELEASE. Releasors further represent and warrant that they have full power and authority to release and waive the Released Claims and that they have not assigned any rights in connection therewith to any other person or entity.

3. Miscellaneous. This Release shall be binding upon the Releasing Parties to the benefit of the Released Parties. This Release shall be construed and interpreted under the laws of the Republic of China, without regard to its conflicts of law principles. RELEASORS HEREBY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS RELEASE. Each of the Released Parties may enforce any provision of this Release in its, his or her own name, with or without the concurrence of the remaining Released Parties. All of the words, clauses, sentences, paragraphs, and sections of this Release are distinct and severable. If any court of competent jurisdiction determines that this Release, or any part thereof, is void or unenforceable, such court shall, to the greatest extent permitted by applicable law, strike such words, clauses, sentences, paragraphs or sections of this Release as is minimally necessary to preserve the enforceability of this Release as a whole. The provisions so stricken from this Release shall not affect the validity, legality or enforceability of the remaining provisions of this Release and this Release, in its revised form, shall be construed and enforced as if this Release did not contain the provisions stricken therefrom.

Exhibit 7.1 (i)

IN WITNESS WHEREOF, Releasors have executed and delivered this Release on the date set forth above.

LIBERTY DIVERSIFIED INTERNATIONAL, INC.

By:______________________________________

Its: ______________________________________

MILLTRONICS MANUFACTURING COMPANY, INC.

By: ______________________________________

Its: ______________________________________

TAKUMI MACHINERY (KUNSHAN) CO., LTD.

By:______________________________________

Its:______________________________________

MILLTRONICS (JINAN) MACHINE TOOL CO., LTD.

By:______________________________________

Its:______________________________________

[Signature Page to Release (§7.1(i))]

Exhibit 7.1(m)(i)

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”), is being executed as of ___________ ___, 2015 for the consideration described in the Asset Purchase Agreement, dated July ___, 2015, as the same has been amended and/or supplemented on or prior to the date hereof (the "Agreement"), by and among Takumi Machinery Co., Ltd. (“Seller”), a company limited by shares incorporated under the laws of the Republic of China (the "ROC"), Liberty Diversified International, Inc., a corporation existing under the laws of the State of Minnesota, United States of America (“Shareholder”), and Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the ROC (“Buyer”). All capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, as recited in the Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, effective as of the date hereof, (i) Seller hereby sells, transfers, assigns, conveys and delivers to Buyer all of Seller’s right, title and interest in, to and under the Assets, free and clear of all claims, Liens, restrictions, encumbrances or security interests of any nature, and hereby assigns and transfers to Buyer the Assumed Liabilities, and (ii) Buyer hereby accepts such assignment of the Assets from Seller, and hereby assumes and agrees to pay, perform, satisfy and discharge, as appropriate with their terms, the Assumed Liabilities. Notwithstanding anything herein to the contrary, (x) the Excluded Assets are excluded from the Assets and shall remain the property of Seller and (y) nothing expressed or implied in this Bill of Sale, the Agreement or otherwise (including under theories of successor liability) shall be deemed to be an assumption by Buyer of the Excluded Liabilities and such Excluded Liabilities shall remain the liabilities of Seller after the Closing.

This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Agreement and is not intended in any way to supersede, limit or qualify any provision of the Agreement. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement will prevail. In the event that any of the Assets or the Assumed Liabilities are transferred to Buyer pursuant to an agreement or instrument separate from this Bill of Sale, if there is any conflict between the terms and conditions of this Bill of Sale and the terms and conditions of such other agreement or instrument, the terms and conditions of such other agreement or instrument shall govern. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Agreement.

This Bill of Sale will be governed by and construed in accordance with the Laws of the ROC, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the ROC to be applied. This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

This Bill of Sale may be executed in two or more counterparts, each of which will be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement. This Bill of Sale may be executed and delivered by facsimile or electronic transmission.

Seller hereby further covenants and agrees that it will at any time and from time to time, upon the written request of Buyer, execute and deliver such further instruments, and take or cause to be taken such further action, which Buyer reasonably may request to vest in it all of the Assets or to enable Buyer to realize upon or otherwise enjoy any of the same or to carry out the intent and purposes hereof.

[Signature page follows]

Exhibit 7.1(m)(i)

IN WITNESS WHEREOF, Seller has executed this Bill of Sale and Assignment and Assumption Agreement by its duly authorized officer as of the ____ day of ___________, 2015.

TAKUMI MACHINERY CO., LTD.

______________________________________

By:

Its:

Accepted:

HURCO MANUFACTURING LIMITED

______________________________________

By:

Its:

[Signature page to Bill of Sale and Assignment and Assumption Agreement]

Exhibit 7.1(m)(iii)

INTELLECTUAL PROPERTY ASSIGNMENT

This INTELLECTUAL PROPERTY ASSIGNMENT ("Assignment") is made as of this ___ day of __________, 2015, by and among Takumi Machinery Co., Ltd. (“Assignor”), a company limited by shares incorporated under the laws of the Republic of China (the "ROC"), and Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the ROC (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee are parties to an Asset Purchase Agreement of even date herewith (the "Agreement"), pursuant to which Assignor has agreed to transfer to Assignee and Assignee has agreed to accept from Assignor certain intellectual property assets;

WHEREAS, pursuant to the Agreement, Assignor has agreed to execute such instruments as Assignee may reasonably request in order to more effectively assign, transfer, grant, convey, assure and confirm to Assignee and its successors and assigns, all right, title and interest of Assignor in, to and under the intellectual property assets; and

WHEREAS, in accordance therewith, Assignor desires to assign to Assignee all of Assignor’s worldwide right, title and interest in, to and under any and all Intellectual Property and Goodwill Assets including, without limitation, those trademarks and domain name registrations set forth on the attached Appendix and the goodwill of Assignor’s business which is associated therewith and which is symbolized thereby.

NOW, THEREFORE, Assignor, for and in exchange for the consideration set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign, transfer, grant and convey to Assignee, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitation of every kind, all of Assignor’s worldwide right, title and interest in, to and under the Intellectual Property and Goodwill Assets used, created and owned in connection with the Business including, but not limited to, all copyrights, vested and contingent therein and by way of example and not limitation, reproduction, distribution and derivation rights, any applications or registrations for the Intellectual Property, including, without limitation, those trademarks and domain name registrations set forth on the attached Appendix, together with the goodwill of the business associated therewith and which is symbolized thereby, all rights to sue for infringement thereof, whether arising on, prior to or subsequent to the date of this Assignment, and any and all renewals and extensions thereof that may hereafter be secured under the laws now or hereafter in effect in the United States and in any other jurisdiction, the same to be held and enjoyed by Assignee, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made. Assignor transfers and/or waives any "moral" rights under copyright or other U.S. or any other laws in the Intellectual Property and Goodwill Assets, if any, and forever transfers and/or waives any right of integrity or attribution that Assignor may possess in the Intellectual Property or Goodwill Assets.

Exhibit 7.1(m)(iii)

Assignor agrees to execute, acknowledge and deliver to Assignee, at Assignee's request, any and all further documents, papers, affidavits, statements and/or other instruments, whether or not in paper or electronic form, to confirm Assignee's ownership of all rights pursuant to this Assignment.

All initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

This Assignment shall be binding upon the successors and assigns of Assignor and inure to the benefit of the successors and assigns of Assignee.

Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment shall be governed by and construed in accordance with the laws of the ROC without giving effect to the principles of conflicts of laws thereof.

Signature Page Follows

Exhibit 7.1(m)(iii)

IN WITNESS WHEREOF, each party has caused its duly authorized officer to execute this Assignment as of the date first above written.

ASSIGNOR:

TAKUMI MACHINERY CO., LTD.

By: ________________________________

Title: ______________________________

ASSIGNEE:

HURCO MANUFACTURING LIMITED

By _________________________________

     _________________________________

[Signature Page to IP Assignment]

APPENDIX

Exhibit 7.1(q)

SHAREHOLDER GUARANTY

THIS SHAREHOLDER GUARANTY (the “Guaranty”) is given as of _________ ___, 2015 (the “Effective Date”) by Liberty Diversified International, Inc., a Minnesota corporation (“Guarantor). Capitalized terms used and not otherwise defined in this Guaranty shall have the meanings ascribed to them in the Asset Purchase Agreement (“Purchase Agreement”), dated as of the Effective Date between Guarantor, Takumi Machinery Co., Ltd. (“Seller”), a company limited by shares incorporated under the laws of the Republic of China (the "ROC") and Hurco Manufacturing Limited, a company limited by shares incorporated under the laws of the ROC (“Buyer”).

RECITALS

WHEREAS, Guarantor is the record and beneficial owner of 19,070,522 shares of Seller, representing approximately 98.93% of the issued and outstanding shares of Seller.

WHEREAS, simultaneously with the execution and delivery of this Guaranty, Buyer will purchase from Seller a substantial portion of Seller’s assets pursuant to the Purchase Agreement.

WHEREAS, the Purchase Agreement provides that, as a condition to Buyer consummating the transactions contemplated by the Purchase Agreement and Related Agreements (collectively, the “Seller Agreements”), Guarantor is to execute and deliver to Buyer, and as an inducement to Buyer to do so, Guarantor is entering into and delivering this Guaranty to Buyer at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby agrees as follows:

1.                  Guaranty.

(a)                Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as primary obligor and not merely as surety, to Buyer the full and prompt payment and performance of all of the Seller Obligations. As used in this Guaranty, the term “Seller Obligations” means, collectively, all obligations and liabilities of Seller, whenever arising, to Buyer and to each other Indemnified Party for Losses with respect to which any Indemnified Party, pursuant to the terms of Article VI of the Purchase Agreement, makes a Claim (including without limiting the generality of the foregoing terms, any Claim based on fraud or intentional misrepresentation by Seller or Guarantor) or a Third-Party Claim, at any time after the Effective Date.

(b)               Guarantor hereby further agrees that if Seller shall fail to pay or perform any of the Seller Obligations after Buyer shall have given a Claim Notice (with respect to a Claim) or a Third-Party Claim Notice (with respect to a Third-Party Claim), Guarantor will promptly pay and perform the same, without any other demand or notice whatsoever, and in the case of any extension of time of performance, the same will be performed in accordance with the terms of such extension. Guarantor agrees that its obligations under this Guaranty will not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment and performance in full of the Seller Obligations. To the fullest extent permitted by law, Guarantor hereby waives any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty. Guarantor also waives notice of acceptance of this Guaranty by Buyer and the other Indemnified Parties.

Exhibit 7.1(q)

(c)                The guaranty hereunder is a guaranty of payment and performance and not of collectibility, and is in no way conditioned or contingent upon any attempt to collect from, or enforce performance by Seller, or upon any other event, contingency or circumstance whatsoever. Notwithstanding any provision to the contrary contained in this Guaranty, (i) it shall be a condition to the enforcement of this Guaranty that Buyer and any other Indemnified Party seeking such enforcement (unless precluded from doing so by any action of Guarantor or Seller or a bankruptcy or insolvency proceeding with respect to which Seller is subject) shall have submitted a Claim Notice or a Third-Party Claim to Guarantor or Seller, as contemplated by Section 6.3 of the Purchase Agreement and as applicable to the particular Seller Obligation for which a claim is being made under this Guaranty, and shall have otherwise followed in all material respects the procedures set forth in Article VI to the extent such procedures are applicable to the Losses which are the subject of such particular Seller Obligation, and (ii) in seeking to enforce this Guaranty, Buyer and the other Indemnified Parties shall in all cases be subject to the limitations on Seller’s and Guarantor’s obligations under Article VI of the Purchase Agreement, including without limitation, the limitations set forth in Section 6.2 and Section 6.5 thereof.

(d)               Pursuant to the terms of the Purchase Agreement, Seller and Guarantor agree to be jointly and severally liable for the payment and performance of Seller Obligations. This Guaranty does not in any respect alter, change, amend, impair, diminish, terminate or otherwise affect in any way those joint and several liabilities of Seller and Guarantor. Instead, this Guaranty establishes an independent obligation and liability of Guarantor, as a guarantor of payment and performance of all of the Seller Obligations, including any of the Seller Obligations with respect to which for whatever reason Guarantor is or might not be directly liable.

(e)                All amounts payable hereunder shall be paid in lawful money of the United States without any deduction or withholding, except as otherwise required by law.

2.                  Guarantor’s Obligations Unconditional. The covenants and agreements of Guarantor set forth in this Guaranty shall be direct and primary obligations of Guarantor and such obligations shall be absolute, irrevocable and unconditional under any and all circumstances, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by Guarantor with its obligations under this Guaranty) based upon any claim that Guarantor or any other person may have against Seller or any other person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, the following (whether or not Guarantor or Seller shall have any knowledge or notice thereof):

(a)                any failure, omission or delay on the part of Seller to conform or comply with any term of any of the Seller Agreements;

(b)               any bankruptcy, insolvency, reorganization, arrangement, readjustment, marshaling of assets and liabilities, composition, liquidation or similar proceeding with respect to Seller or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(c)                any termination or dissolution of Seller, any merger or consolidation of Seller into or with any other Person, any reorganization of Seller or any sale, lease or transfer of all or any of the assets of Seller to any other Person; or

(d)               any change, direct or indirect, in ownership of any shares of capital stock of Seller.

Exhibit 7.1(q)

3.                  Waiver; No Subrogation.

(a)                Guarantor waives, to the fullest extent allowed by law, all notices that may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment and protest, dishonor, nonpayment, and notice of default or demand in the case of default, and excepting therefrom only those notices called for in this Guaranty and in Article VI of the Purchase Agreement. Guarantor acknowledges that Buyer will rely upon this Guaranty in executing the Purchase Agreement and consummating the transactions contemplated by the Purchase Agreement. Guarantor accordingly waives any claim or defense based upon lack of consideration.

(b)               Guarantor waives any requirement of law that Buyer must exhaust any remedy against Seller under the Purchase Agreement or any other agreement or instrument referred to therein.

(c)                Guarantor agrees that any rights of subrogation and reimbursement that it may have against Seller shall be junior and subordinate to Buyer’s rights against Seller and any such other guarantor or pledgor.

4.                  Termination of Guaranty. This Guaranty is a continuing guaranty, and shall apply to all Seller Obligations whenever arising. Guarantor’s obligations under this Guaranty shall continue in full force and effect and this Guaranty shall not terminate until the Seller Obligations are fully paid and performed. This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if and to the extent that for any reason any payment, or any part thereof, of any of the Seller Obligations is rescinded or must otherwise be restored or returned by the recipient thereof upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller, or upon or as a result of the appointment of a custodian, receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as though such payments had not been made. Guarantor agrees that it will indemnify Buyer upon demand for all reasonable costs, damages and expenses (including, without limitation, reasonable fees of counsel) incurred by Buyer in connection with such rescission or restoration, including any such costs, damages and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

5.                  Attorney’s Fees. Guarantor shall be liable for all attorneys’ fees, collection costs, and other expenses incurred by any Indemnified Party in any action or proceeding in which that Indemnified Party prevails in enforcing this Guaranty.

6.                  Miscellaneous.

(a)                Successors and Assigns; Assignment; Modification. This Guaranty shall be binding upon and inure to the benefit of the successors and assigns of Guarantor; provided, however, that Guarantor shall not assign or transfer this Guaranty or any of its interest or obligations hereunder without the prior written consent of Buyer, including by operation of law. This Guaranty shall inure to the benefit of the successors and assigns of Buyer, and Buyer’s rights and interests hereunder may be assigned by Buyer in whole or in part without the consent of Guarantor. This Guaranty may not be amended or modified except pursuant to a writing signed by Guarantor and Buyer.

(b)               Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay of Buyer in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Exhibit 7.1(q)

(c)                Governing Law. This Guaranty shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the ROC, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction.

(d)               Advisors Consulted. Guarantor hereby acknowledges and agrees that it (a) has read this Guaranty in its entirety prior to executing it, (b) understands the provisions and effects of this Guaranty, and (c) has consulted with such attorneys, accountants, and other financial advisors as it has deemed appropriate in connection with the execution of this Guaranty.

(e)                Notices. Any notice required or permitted under this Guaranty shall be made in accordance with the notice provisions in the Purchase Agreement.

(f)                Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Guaranty shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Guaranty.

(g)                Further Assurances. Guarantor will promptly and duly execute and deliver to Buyer such further documents and assurances and take such further action as Buyer may from time to time reasonably request including, without limitation, any amendments hereto in order to establish and protect the rights, interests and remedies created or intended to be created in favor of Buyer under this Guaranty.

[Remainder of page intentionally left blank;
Signature appears on following page]

Exhibit 7.1(q)

IN WITNESS WHEREOF, Guarantor has executed this Shareholder Guaranty effective as of the Effective Date.

LIBERTY DIVERSIFIED INTERNATIONAL, INC.

By:__________________________________

Name:__________________________________

Title:__________________________________

[Shareholder Guaranty]

Exhibit 7.1(o)

July [•], 2015

Hurco Manufacturing Limited

No.899, Sec. 2, Zhongshan Rd.

Dajia Dist., Taichung City

437, Taiwan (R.O.C.)

Re: Sale of Assets by Takumi Machinery Co., Ltd.

Reference is made to Section 7.1(o) of the Asset Purchase Agreement dated [•], 2015 (the "Purchase Agreement") by and among Takumi Machinery Co., Ltd. (the "Seller"), a company limited by shares organized under the laws of the Republic of China (the "ROC"), Liberty Diversified International, Inc. (the "Shareholder"), a corporation existing under the laws of the State of Minnesota and Hurco Manufacturing Limited (the "Buyer"), a company limited by shares organized under the laws of the ROC in connection with the sale of the Assets. All capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement, unless otherwise defined herein.

We have acted as the ROC legal counsel to the Seller in connection with the sale of the Assets. In such capacity, we have examined the following documents:

1.	a copy of the Purchase Agreement executed by the parties named therein;

2.	a copy of the resolution of the Seller’s shareholders’ meeting held on July 27, 2015 authorizing the sale of the Assets contemplated under the Purchase Agreement and the amendment of the Seller’s Article of Incorporation for change of its company name;

3.	a copy of the resolution of the Seller’s board of directors meeting held on July 15, 2015 authorizing the execution, delivery and performance of the Purchase Agreement and the ancillary agreements or documents (together, the "Transaction Documents");

4.	a copy of the Seller's Articles of Incorporation (the "Articles of Incorporation") as last amended on July 27, 2015, which have not been subsequently amended as of the date hereof;

5.	the corporate registration information available on the Commerce Industrial Services Portal of the Ministry of Economic Affairs

(http://gcis.nat.gov.tw/main/subclassNewAction.do?method=getFile&pk=23) as of July [•], 2015, 5:00 p.m.;

Hurco Takumi Form of Legal Opinion

6.	a copy of corporate registration card of the Seller as last amended on [January 16, 2015]; and

7.	a copy of the officer’s certificate from the Seller dated [•], 2015.

We have made such examinations and inquiries into matters of the ROC laws and facts as we have considered material, relevant or necessary for the purpose of rendering this opinion, in the context of which we have reviewed such certificates, corporate records and other documents of the Seller as we have considered material, relevant or necessary in connection with the Seller’s execution, delivery and performance of the Transaction Documents. As to matters of fact material to this opinion, we have relied upon factual representations made by the Seller and the Shareholder and by others in the Transaction Documents and upon certificates or statements of officers of the Seller and the Shareholder, including but not limited to the officer’s certificate of the Seller delivered to others in connection with the Closing.

Our opinion is limited solely to matters governed by the laws of the ROC in effect as the date hereof. Our opinion in Paragraph 1 below is solely based upon the information listed in Items 5 and 6, and our opinions set forth below are also subject to the further assumptions, qualifications and exceptions set forth on Schedule A attached hereto.

Based upon and subject to the foregoing, we are of the opinion that:

1.	the Seller has been duly incorporated and is validly existing as a corporation under the laws of the ROC, with full power and authority (corporate and other) to own or lease, and to operate, its properties and conduct its business and is duly qualified to do business in the ROC;

2.	the Seller has full power and authority (corporate and other) to enter into, and perform the obligations under, the Transaction Documents, to authorize, sell, and deliver (as the case may be) the Assets as contemplated by the Purchase Agreement and to carry out the terms and provisions thereof to be carried out by it;

3.	the Seller has duly authorized and validly executed and delivered each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which the Seller is a party constitutes valid and binding obligations of the Seller, enforceable in accordance with the terms thereof; and

4.	the execution, delivery and performance by the Seller of the Transaction Documents to which the Seller is a party does not violate the Articles of Incorporation.

This opinion is addressed to you solely for your benefit and without our express consent, is not to be relied upon by any other person or for any purpose other than in connection with the sale contemplated under Purchase Agreement.

Truly yours,

Tsar & Tsai Law Firm
By:

Schedule A

Assumptions and Qualifications and Exceptions

Assumptions

A.        We have assumed, with respect to all such documents submitted to us for such review, that all signatures and seals thereon are genuine, all the originals thereof are authentic and all the copies conform with their original, and, other than the Transaction Documents, due authorization, execution and delivery have been made, and each natural person executing any of the documents has sufficient legal capacity to do so.

B.        We have assumed that the Shareholder and the Buyer are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their business or otherwise required to be so qualified, are in compliance with all laws applicable to such parties and have all necessary power to enter into and perform all of their obligations thereunder, and we have also assumed the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties and that such documents are the legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their respective terms and that the representations and warranties in such documents by the parties are true and correct.

C.        We have assumed that the contents of all the documents which we have reviewed are true, and we have made no independent verification or investigation as to the truth of such contents and that each of the Transaction Documents has been duly executed, authenticated and delivered by the Buyer and the Shareholder (as the case may be) and the execution, authentication and delivery thereof are within the capacity and powers of such persons.

D.        We have assumed that there has not been any mutual mistake of fact or fraud, duress or undue influence in connection with the entering into any of the documents involved in the matters covered by this opinion.

E.        We have assumed that the Transaction Documents contain all and complete agreements and understanding of the parties with respect to the transactions contemplated by such document and that there is no other agreement or understandings among the parties, written or oral that would, in either case, define, supplement or qualify the terms and conditions of such document.

F.        We have assumed a party has complied with all legal requirements (including qualification and registration) pertaining to its status or activities to the extent such status or any such activity relates to or affects its rights to enforce an agreement to which it is a party in the courts of the ROC or otherwise.

Qualifications and Exceptions

A.        The opinions expressed in the opinion letter are qualified to the extent that the legality, validity, binding nature, enforceability or other effect of any provisions of the Transaction Documents or of any rights granted to any party pursuant to any of the Transaction Documents may be subject to and limited or affected by applicable bankruptcy (including but not limited to the avoidance provisions thereof), insolvency, reorganization, fraudulent transfer or conveyance, equitable subordination, moratorium or similar laws affecting the rights of creditors generally.

B.        The opinions expressed in the opinion letter are qualified to the extent that the effect or enforceability of the Seller’s and Shareholder’s obligations under the Transaction Documents or the availability of remedies is subject to judicial discretion and to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith, fair dealing, commercial practice, estoppel, diligence, impracticability, unconscionability, right to cure, election of remedies and judicial or arbiter discretion to order relief different from that provided in the Transaction Documents (regardless of whether enforceability is considered in a proceeding in equity or at law and regardless of whether provisions of the Transaction Documents purport to require waiver of such principles).

C.        To the extent certain provisions of the Transaction Documents may be held to be unenforceable, we express no opinion as to whether the inclusion of such provisions therein affects the validity of the Transaction Documents as a whole.

D.       We express no opinion and make no statements regarding financial or valuation covenants, conditions, requirements or similar provisions that may require financial calculations or determinations, valuations or the like to ascertain applicability or compliance or regarding “material adverse event,” “material adverse effect” or like determinations.

E.        We express no opinion and make no statement as to the effect or enforceability of any noncompetition, anti-solicitation or similar provisions.

F.        We express no opinion and make no statement as to the effect or enforceability of specific remedial provisions or election of remedies provisions where the court or arbiter has discretion to order relief different from that provided for therein.

G.        We express no opinion and make no statement regarding title to any property transferred or purported to be transferred to Buyer under any Transaction Document.

H.       Our opinions are expressly limited to those set forth in the opinion letter, and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Seller, Shareholder or any other person or entity or to the transactions contemplated by the Transaction Documents.

I.         In delivering the opinion letter to you, we expressly disclaim any obligations to update our opinions or to advise you of facts, circumstances, events, or developments, including (without limitation) changes in any law in the ROC by legislative action, judicial decision or otherwise, that hereafter may come to our attention and that may alter, affect or modify the opinions expressed in the opinion letter.

J.         There is no assurance as to the correctness and completeness of the corporate registration information available on the Commerce Industrial Services Portal of the Ministry of Economic Affairs.

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